                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated as of this 18th day of January, 2001, by and between LABRANCHE & CO INC., a Delaware corporation ("PURCHASER"), and ROBB PECK MCCOOEY FINANCIAL SERVICES, INC., a Delaware corporation ("TARGET"). Purchaser and Target are referred to collectively herein as the "PARTIES."

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Target and Purchaser have approved the acquisition of Target by Purchaser through a merger of Target with and into Purchaser (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of Target (collectively, the "TARGET SHARES") held by the holders of Target Shares (the "STOCKHOLDERS") will be exchanged for
(i) 98.778 shares of common stock, par value $.01 per share, of Purchaser ("PURCHASER COMMON STOCK") and (ii) shares of Series A Preferred Stock, par value $.01 per share, of Purchaser ("PURCHASER SERIES A PREFERRED STOCK") having an aggregate liquidation preference of $1,426.53 (subject to adjustment as herein provided);

    WHEREAS, the parties intend for the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and for this Agreement to constitute a "plan of reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

    WHEREAS, the Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and to set forth certain additional agreements related to the transactions contemplated hereby;

    NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.1  DEFINITIONS

    In this Agreement, the following words and phrases shall have the meanings hereinafter set forth:

    "ADJUSTED NET BOOK VALUE" in respect of Target as of the Closing Date shall mean the amount of the Stockholders Equity (as defined below) of Target as of the Closing Date adjusted by subtracting from such amount the following amounts (determined as of the Closing Date):

        (i) the aggregate liquidation value ($2,664,000 as of November 24, 2000) of any then outstanding shares of Target Preferred Stock;

        (ii) 53% (estimated at $995,676 as of November 24, 2000) of the additional expense of accelerating the full vesting of any then unvested Target Options;

       (iii) 53% (estimated at $6,954,346 as of November 24, 2000) of the additional expense of Target's accelerated payment of all amounts (including those attributable to retiree medical and long-term care insurance benefits) payable under the Target SERPs;

        (iv) the unamortized portion of the goodwill associated with exchange memberships (estimated at $2,909,392 as of November 24, 2000);

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        (v) the unamortized portion of the goodwill associated with franchise rights (estimated at $3,022,881 as of November 24, 2000);

        (vi) the unamortized portion of the goodwill associated with specialist stocks (other than those described in clauses (vii) and (viii) below)(estimated at $2,942,478 as of November 24, 2000);

       (vii) 53% (estimated at $561,640 as of November 24, 2000) of the unamortized portion of the goodwill associated with specialist stocks-FBM;

      (viii) 53% (estimated at $115,455 as of November 24, 2000) of the unamortized portion of the goodwill associated with specialist stocks-FSI/Adrian/RPM Joint Account;

        (ix) 53% of the "amount of unfunded liabilities" (within the meaning of Section 4001(a)(18) of ERISA and the regulations thereunder) with respect to the Target Pension Plan, actuarially determined on a termination basis as of the Closing Date (with such liabilities taking into account any benefits projected to accrue for service during the 15-day period following the Closing Date) by Target's actuary and agreed to by Purchaser's actuary using the assumptions and methods specified in Schedule A; and

        (x) the Stockholders Equity of REMCO, assuming for this purpose the capitalization of any intercompany payables owed by REMCO to Target or to any of the other Subsidiaries of Target ($7,215,302 as of November 24, 2000); and

        (xi) 53% of the aggregate amount of benefits payable under the Deferred Compensation Plan (not including interest);

    and by adding to such amount the following amounts (in the case of clauses
(xii) and (xiii), determined as of the Closing Date):

       (xii) the amount of any stock option compensation payable included in Target's accrued liabilities (assuming for this purpose the acceleration of the full vesting of any then unvested Target Options)(estimated at $18,375,189 as of November 24, 2000;

      (xiii) the amount of any surplus with respect to the Target Pension Plan, actuarially determined on a termination basis in accordance with clause (ix) above, and after taking into account applicable income taxes (computed at a tax rate of 47%), excise tax under Code Section 4980, and any use by Purchaser of such surplus to fund any Purchaser Plan;

       (xiv) 53% of the aggregate amount of the benefits payable under the Deferred Compensation Plan (not including interest);

       (xv) $7,600,000 (subject to equitable adjustment in the event any currently outstanding Target Options are exercised between the date hereof and the Closing Date); and

    PROVIDED, HOWEVER, that (to avoid duplication) with respect to clauses
(i) through (xi), the items in such clauses shall not be deducted to the extent that Stockholders Equity as of the Closing Date already reflects the deduction of the amounts of the items in such clauses (and the creation of related deferred tax assets, in the case of any item for which only 53% would be deducted), and that with respect to clauses (xii) through (xiii), the items in such clauses shall not be added to the extent that Stockholders Equity as of the Closing Date already reflects the addition of the amounts of the items in such clauses (and the creation of related deferred tax liabilities, in the case of any item for which only 53% would be added).

    For purposes of the determination of Adjusted Net Book Value, "STOCKHOLDERS EQUITY" shall mean the final recorded stockholders equity of Target and its Subsidiaries or REMCO and its Subsidiaries, as the case may be, as of the Closing Date, determined in accordance with GAAP and with the historical practices of Target in preparing the Financial Statements (in the case of Target, $105,203,581 as of

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November 24, 2000, and in the case of REMCO, $7,215,302 as of November 24,
2000), and in the case of Target, reflecting all transactions that are to take place on the Closing Date and that are recorded in Target's books as of the Closing Date.

    "ADJUSTED NET BOOK VALUE DEFICIENCY" shall have the meaning given such term in SECTION 3.4(b)(i) hereof.

    "AFFILIATE" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

    "AFFILIATE LETTER" shall have the meaning given such term in
SECTION 9.1(aa) hereof.

    "AFFILIATED GROUP" shall mean any affiliated group within the meaning of
Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including, but not limited to, any combined, consolidated or unitary group.

    "AGREEMENT" shall mean this Agreement and Plan of Merger.

    "AMEX" shall mean American Stock Exchange, Inc.

    "AUDITED BALANCE SHEET" shall mean the audited balance sheet of Target as of April 28, 2000, and the notes thereto, contained in the Financial Statements.

    "AUDITED BALANCE SHEET DATE" shall mean April 28, 2000.

    "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States or the State of New York.

    "CAUSE" shall mean, with respect to any employee of Purchaser or any of its
Affiliates: (i) a breach of any material term of employment or any other written agreement between, and executed by each of, such employee and Purchaser or any of its Affiliates which breach is not cured by such employee within twenty
(20) days of his or her receipt of written notice thereof; (ii) such employee's willful material violation of any firm policy disclosed to him or her in writing by Purchaser or such Affiliate (including in respect of hedging or confidential information), as in effect from time to time, which violation is not cured by such employee within twenty (20) days of receipt of written notice thereof;
(iii) such employee's conviction of, or pleading NOLO CONTENDERE to, a felony crime; or (iv) such employee becoming subject to any "statutory disqualification" within the meaning of Section 3(a)(39) of the Exchange Act.

    "CBOE" shall mean Chicago Board of Options Exchange, Inc.

    "CERTIFICATE OF MERGER" shall have the meaning given such term in
SECTION 2.3 hereof.

    "CHOSEN COURTS" shall have the meaning given such term in SECTION 12.5 hereof.

    "CLOSING" shall have the meaning given such term in SECTION 2.2 hereof.

    "CLOSING DATE" shall have the meaning given such term in SECTION 2.2 hereof.

    "CLOSING VALUE" shall have the meaning given such term in SECTION 2.7(b) hereof.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "CONTRACTS" shall have the meaning given such term in SECTION 4.13 hereof.

    "DGCL" shall mean the Delaware General Corporation Law.

    "DOL" shall mean the U.S. Department of Labor.

    "DEFERRED COMPENSATION PLAN" shall have the meaning given such term in
SECTION 2.9 hereof.

    "DISSENTING SHARES" shall have the meaning given such term in
SECTION 2.5(c) hereof.

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    "EFFECTIVE TIME" shall have the meaning given such term in SECTION 2.4(a)
hereof.

    "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)), or (e) any other material retirement, bonus, incentive, profit-sharing, savings, change in control, employment, consulting, collective bargaining, dependent care, employee assistance, post-retirement welfare, retention, vacation, severance, disability or death benefit plan, program, agreement, arrangement or understanding (whether or not written).

    "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

    "EQUITY PERCENTAGE" shall mean, in respect of any individual Stockholder or Option Holder, or group of Stockholders or Option Holders, the fraction of which the numerator is the aggregate number of Target Shares or shares of Target Common Stock underlying Target Options held by such Stockholder, Option Holder or group of Stockholders or Option Holders immediately prior to the Effective Time and of which the denominator is the aggregate number of Target Shares and shares of Target Common Stock underlying Target Options outstanding immediately prior to the Effective Time.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" shall have the meaning given such term in SECTION 4.17(b) hereof.

    "ESCROW AGENT" shall mean the escrow agent appointed pursuant to the Escrow Agreement.

    "ESCROW AGREEMENT" shall have the meaning given such term in SECTION 3.2 hereof.

    "ESCROW EXPENSES" shall have the meaning given such term in SECTION 3.4(a) hereof.

    "ESCROW SHARES" means the shares of Purchaser Series A Preferred Stock to be delivered by Purchaser to the Escrow Agent pursuant to SECTIONS 3.2 and 3.3 hereof.

    "EXCHANGE ACT" shall mean the Securities and Exchange Act of 1934, as amended.

    "FINAL ADJUSTED NET BOOK VALUE" shall have the meaning given such term in
SECTION 3.4(a) hereof.

    "FINANCIAL STATEMENTS" shall have the meaning given such term in
SECTION 4.8(a) hereof.

    "FOURTH SERIES PREFERRED STOCK" shall have the meaning given such term in
SECTION 4.6 hereof.

    "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

    "GOOD REASON" means, with respect to any employee of Purchaser or any of its Affiliates (i) Purchaser or any of its Affiliates has delegated to another or others a material portion of such employee's duties or responsibilities, other than for Cause or disability, including, in the case of Robert M. Murphy, his removal from the office of Chief Executive Officer of LaBranche, or if he ceases to be a member of the board of directors of Purchaser for any reason other than his death, disability, voluntary resignation from such board or removal for "cause" (within the meaning of applicable Delaware law), or (ii) Purchaser's or any of its Affiliates' breach of any material term of any written agreement between, and executed by each of, such employee and Purchaser or any of its Affiliates, which breach is not cured by Purchaser or such Affiliate within twenty (20) days of its receipt of written notice thereof.

    "GOVERNMENTAL ENTITY" shall mean any court, self-regulatory organization, administrative or regulatory agency or commission or other U.S., federal, state, local, municipal or foreign government or governmental body, official, authority or instrumentality.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

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    "INDEMNIFICATION AGREEMENT" shall have the meaning given such term in
SECTION 9.1(y) hereof.

    "INDEPENDENT FIRM" shall mean such nationally recognized independent certified public accounting firm as shall be mutually agreed upon by Purchaser and the Representatives within 10 Business Days after the event which gives rise to the need to refer any question to such firm pursuant to the terms hereof.

    "IRS" shall mean the U.S. Internal Revenue Service.

    "KNOWLEDGE" shall mean, with respect to a Person, the actual knowledge of such Person after due investigation, including the knowledge of such Person's directors and officers.

    "LABRANCHE" shall mean LaBranche & Co. LLC, a New York limited liability company of which Purchaser is the sole member.

    "LIABILITIES" or "LOSSES" shall mean any and all losses, claims, damages, deficiencies, obligations, assessments, judgments, fines, penalties, costs or expenses, whether accrued or unaccrued, absolute, direct or indirect, contingent or otherwise, including, without limitation, attorneys' fees, all costs of investigation and defense, including defense of a claim ultimately determined to be without merit.

    "LIENS" shall mean all liens, charges, security interests, pledges, rights or claims of others, restraints on transfer or other encumbrances of any nature whatsoever.

    "MATERIAL ADVERSE CHANGE" shall mean a change or a development which results, or is reasonably likely to result, in a Material Adverse Effect.

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on the financial condition, business, liabilities (including contingent liabilities) or results of operations of such Person and its Subsidiaries taken as a whole.

    "MEMBERSHIPS" shall have the meaning given such term in SECTION 4.13 hereof.

    "MERGER" shall mean the merger of Target with and into Purchaser as contemplated by this Agreement.

    "MERGER CONSIDERATION" shall have the meaning given such term in
SECTION 2.5(a) hereof.

    "MULTIEMPLOYER PLAN" has the meanings set forth in ERISA Section 3(37), ERISA Section 4001(a)(3) and Code Section 414(f) and shall be deemed to include any plan that is subject to ERISA Section 4063 or 4064.

    "NASD" shall mean National Association of Securities Dealers, Inc.

    "NET LIQUID ASSETS" shall have the same meaning as set forth in NYSE Rule 104.20.

    "NYSE" shall mean New York Stock Exchange, Inc.

    "OLD CERTIFICATES" shall have the meaning given such term in SECTION 2.7(a) hereof.

    "OPTION AMENDMENT" shall have the meaning given such term in SECTION 2.7(e) hereof.

    "OPTION HOLDERS" shall mean those individuals who have been granted Target Options that are outstanding and unexercised immediately prior to the Effective Time.

    "PARTIES" shall have the meaning given such term in the Recitals hereto.

    "PBGC" shall mean Pension Benefit Guaranty Corporation.

    "PERSON" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a government or any agency or political subdivision thereof.

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    "PRE-CLOSING TAX PERIOD" shall have the meaning given such term in
SECTION 10.4(a) hereof.

    "PREFERRED AMOUNT" shall have the meaning given such term in
SECTION 3.4(b)(i) hereof.

    "PROPERTY TAXES" shall have the meaning given such term in
SECTION 10.4(c)(i) hereof.

    "PUBLIC REPORTS" shall have the meaning given such term in SECTION 5.8 hereof.

    "PURCHASER" shall mean LaBranche & Co Inc.

    "PURCHASER COMMON STOCK" shall have the meaning given such term in the Recitals hereto.

    "PURCHASER OPTION" shall have the meaning given such term in SECTION 2.7(e) hereof.

    "PURCHASER PERMITS" shall have the meaning given such term in SECTION 5.5 hereof.

    "PURCHASER PLANS" shall have the meaning given such term in SECTION 5.17(a) hereof.

    "PURCHASER SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, par value $.01 per share, of Purchaser.

    "REMCO" shall mean ROBB PECK McCOOEY Real Estate Management Corp., a New York corporation and a wholly-owned Subsidiary of Target, or any successor to the assets and liabilities of such corporation.

    "REGISTRATION RIGHTS AGREEMENT" shall have the meaning given such term in
SECTION 9.1(i) hereof.

    "REGISTRATION STATEMENT" shall have the meaning given such term in
SECTION 8.2 hereof.

    "REPRESENTATIVES" shall mean Mr. George E. Robb, Jr. and Mr. Robert M. Murphy or their respective duly appointed successors pursuant to the terms of this Agreement and the RPM Stockholder Agreements and the Indemnification Agreement.

    "REQUISITE STOCKHOLDER APPROVAL" shall have the meaning given such term in
SECTION 4.2 hereof.

    "RETENTION BONUS POOL" shall have the meaning given such term in
SECTION 2.8 hereof.

    "RPM STOCKHOLDER AGREEMENT" shall have the meaning given such term in
SECTION 9.1(j) hereof.

    "RPMCC" shall mean ROBB PECK McCOOEY Clearing Corporation, a New York corporation and a wholly-owned subsidiary of Target.

    "RPMSC" shall mean ROBB PECK McCOOEY Specialist Corporation, a New York corporation and a wholly-owned subsidiary of Target.

    "SCHEDULES" shall mean the various schedules provided for herein.

    "SEC" shall mean the Securities and Exchange Commission of the United
States.

    "SECURITIES ACT" shall have the meaning given such term in SECTION 5.8 hereof.

    "SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATION" shall mean the Certificate of the Designations, Powers, Preferences and Rights of the Purchaser Series A Preferred Stock, to be filed by Purchaser on the Closing Date, as set forth in SECTION 2.2 hereof.

    "STOCKHOLDERS" shall mean the holders of Target Shares immediately prior to the Effective Time, each referred to individually herein as a "Stockholder." The Stockholders and their ownership of Target Shares as of the date hereof are set forth on SCHEDULE 4.6 hereto.

    "STRADDLE PERIOD" shall have the meaning given such term in SECTION 10.4(c) hereof.

    "SUBSIDIARY" shall mean, with respect to any entity, any corporation, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a

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majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity.

    "TARGET" shall mean ROBB PECK McCOOEY Financial Services, Inc., together with its predecessors.

    "TARGET BENEFIT PLANS" shall have the meaning given such term in
SECTION 4.17(b) hereof.

    "TARGET COMMON STOCK" shall mean the common stock of Target, $0.10 par value per share.

    "TARGET MEETING" shall have the meaning given such term in SECTION 8.1 hereof.

    "TARGET OPTION" shall have the meaning given such term in SECTION 2.7(e) hereof.

    "TARGET PENSION AMENDMENT" shall mean an amendment to the Target Pension Plan, and the taking of such actions as are necessary to comply with
Section 204(h) of ERISA (including the notice requirements thereunder) or other applicable law, to terminate any and all future benefit accruals under the Target Pension Plan.

    "TARGET PENSION PLAN" shall mean the Robb Peck McCooey Pension Plan and Trust, as amended.

    "TARGET PERMITS" shall have the meaning given such term in SECTION 4.4 hereof.

    "TARGET PREFERRED STOCK" shall have the meaning given such term in
SECTION 4.6 hereof.

    "TARGET PROFIT SHARING PLAN" shall mean the Robb Peck McCooey Profit Sharing Plan and Trust, as amended.

    "TARGET SERPS" shall mean (i) the Supplemental Retirement Plan for Robert M. Murphy, as amended, (ii) the Supplemental Retirement Plan for George E. Robb, as amended, (iii) the Supplemental Retirement Plan for Cornelius F. Bodtmann, as amended, (iv) the Supplemental Retirement Plan for Nathan J. Mistretta, as amended, and (v) any other supplemental executive retirement plan or arrangement maintained or entered into by Target or any of its Affiliates.

    "TARGET SHARES" shall have the meaning given such term in the Recitals hereto.

    "TARGET TERMINATION FEE" shall have the meaning given such term in
SECTION 11.3 hereof.

    "TAX" or "TAXES" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also sales, use, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, and gains taxes.

    "TAX RETURN" shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed, or required to be filed, in connection with the calculation, determination, assessment or collection of any Tax.

    "THIRD SERIES PREFERRED STOCK" shall have the meaning given such term in
SECTION 4.6 hereof.

    "UNAUDITED BALANCE SHEET" shall mean the unaudited balance sheet of Target as of November 24, 2000 contained in the Financial Statements.

    "UNAUDITED BALANCE SHEET DATE" shall mean November 24, 2000.

    SECTION 1.2  REFERENCE TO THIS AGREEMENT; INTERPRETATION

    Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words "herein," "hereof,"

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"hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and the Schedules and Exhibits referenced herein and all amendments thereof and supplements thereto unless the context shall clearly indicate or require otherwise. The use of the words "include," "including" and derivations thereof in this Agreement shall be deemed to have the phrase "without limitation" attached thereto unless otherwise expressly stated. Any reference in this Agreement to statutes or laws shall include all amendments, modifications or replacements of the specific section and provisions concerned and all rules and regulations promulgated thereunder, unless the context requires otherwise.

                                   ARTICLE II
                   THE MERGER; REPRESENTATIVES; CLOSING DATE

    SECTION 2.1  THE MERGER

    On and subject to the terms and conditions of this Agreement, the Merger will take place at the Effective Time in accordance with the DGCL. Purchaser shall be the corporation surviving the Merger.

    SECTION 2.2  CLOSING

    The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York, commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing itself) or such other date and place as the Parties may mutually determine (the "CLOSING DATE").

    SECTION 2.3  DELIVERIES AT THE CLOSING

    At the Closing, (i) Target and/or the Stockholders shall deliver to Purchaser the various certificates, instruments, and documents referred to in
SECTION 9.1 below, (ii) Purchaser shall deliver to Target and/or the Stockholders the various certificates, instruments, and documents referred to in
SECTION 9.2 below, (iii) Purchaser shall file with the Secretary of State of the State of Delaware a duly executed Series A Preferred Stock Certificate of Designation, substantially in the form attached hereto as EXHIBIT A;
(iv) Target and Purchaser shall file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger in substantially the form attached hereto as EXHIBIT B (the "CERTIFICATE OF MERGER"), (v) Purchaser shall deliver to the Stockholders the aggregate Merger Consideration described in
SECTION 2.5(b) below (less the Escrow Shares) in the manner provided in
SECTION 2.7 below, (vi) the Stockholders shall deliver certificates evidencing the Target Shares to Purchaser and (vii) Purchaser shall deliver the Escrow Shares to the Escrow Agent in accordance with SECTIONS 3.2 and 3.3 hereof.

    SECTION 2.4  EFFECTS OF THE MERGER

    (a) GENERAL. The Merger shall become effective at such time as Target and Purchaser file the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as specified in the Certificate of Merger (the "EFFECTIVE TIME"). The Merger shall have the effect set forth in the DGCL.

    (b) From and after the Effective Time, the separate corporate existence of Purchaser with its purpose, object, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. At the Effective Time, the separate corporate existence of Target shall cease, and Purchaser shall succeed to all the properties and assets of Target and to all debts, choses in action and other

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interests due or belonging to Target and shall be subject to, and responsible for, all debts, liabilities and duties of Target with the effects provided by the applicable provisions of the DGCL.

    (c) CERTIFICATE OF INCORPORATION. The certificate of incorporation of Purchaser in effect at and as of the Effective Time, as amended pursuant to the Series A Preferred Stock Certificate of Designation, shall remain its certificate of incorporation without any modification or amendment as a result of the Merger.

    (d) BYLAWS. The bylaws of Purchaser in effect at and as of the Effective Time shall remain its bylaws without any modification or amendment as a result of the Merger.

    (e) DIRECTORS AND OFFICERS. The directors and officers of Purchaser in office at and as of the Effective Time shall continue as directors and officers of Purchaser (retaining their respective positions and terms of office), except that Robert M. Murphy and George E. Robb, Jr. shall be appointed as new Class I and Class II directors, respectively, of Purchaser.

    SECTION 2.5  MERGER CONSIDERATION; CONVERSION OF OUTSTANDING TARGET SHARES

    (a) For the purposes of this SECTION 2.5, the shares of Purchaser Common Stock and Purchaser Series A Preferred Stock to be received by the Stockholders in connection with the Merger are referred to in the aggregate as the "MERGER CONSIDERATION."

    (b) Except as provided in SECTION 2.6 hereof, but subject to the provisions set forth in SECTIONS 3.2 and 3.3 hereof and the indemnification obligations of the Stockholders set forth in ARTICLE X hereof, at the Closing, by virtue of the Merger and without any action on the part of the Stockholders, each Target Share outstanding immediately prior to the Effective Time shall be surrendered in exchange for 98.778 shares of Purchaser Common Stock, and shares of Purchaser Series A Preferred Stock having an aggregate liquidation preference of $1,426.53.

    (c) Notwithstanding anything in this Agreement to the contrary, Target Shares outstanding immediately prior to the Effective Time and held by a Stockholder who has demanded appraisal for such Target Shares in accordance with
Section 262 of the DGCL ("DISSENTING SHARES"), shall not be converted into the right to receive the Merger Consideration as provided in SECTION 2.5(b). Instead, such Stockholder shall be entitled to receive payment of the appraised value of his Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such Stockholder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses his right to appraisal, his Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such Stockholder is entitled, without interest or dividends thereon, upon the surrender, in the manner provided in SECTION 2.7 hereof, of the certificate(s) which formerly represented his Target Shares. Target shall give Purchaser prompt notice of any demands received by Target for appraisal of Target Shares and, prior to the Effective Time, Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Target shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

    (d) Except as otherwise provided in SECTIONS 2.5(c) and 2.7 hereof, as of and after the Effective Time, no holder of any certificate that immediately before the Effective Time represented Target Shares shall have any rights as a holder of Target Shares, other than to receive the Merger Consideration in accordance with the terms hereof.

    SECTION 2.6  CANCELLATION OF TARGET CAPITAL STOCK OWNED AS TREASURY STOCK

    At the Effective Time, all shares of Target capital stock, if any, that are owned directly or indirectly by Target as treasury stock shall be canceled without any consideration being payable therefor.

    SECTION 2.7  EXCHANGE OF CERTIFICATES

    (a) EXCHANGE PROCEDURES. At the Closing, each holder of record of a certificate or certificates which immediately prior thereto represented issued and outstanding Target Shares ("OLD CERTIFICATES") shall surrender such Old Certificates, in exchange for certificates representing that number of duly authorized whole shares of Purchaser Common Stock and whole or fractional shares of Purchaser Series A Preferred Stock issuable to such holder in accordance with
SECTION 2.5, plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares of Purchaser Common Stock in accordance with
SECTION 2.7(b) hereof. Until so surrendered, the Old Certificates shall represent, from and after the Effective Time, solely the right to receive the Merger Consideration specified in SECTION 2.5, except as otherwise provided in this SECTION 2.7. Old Certificates surrendered to Purchaser shall be canceled.

    (b) NO FRACTIONAL SHARES. No fractional shares of Purchaser Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued upon the surrender for exchange of the Old Certificates. In lieu of any such fractional share of Purchaser Common Stock, each holder of Target Shares who would otherwise have been entitled to a fraction of a share of Purchaser Common Stock upon consummation of the Merger shall be paid, upon surrender of the Old Certificates, cash (rounded to the nearest whole cent), without interest, in an amount equal to the product of (i) such fraction multiplied by (ii) the volume-weighted average sales price per share of the Purchaser Common Stock during the 20 consecutive trading days ending on and including the second trading day immediately preceding the Closing Date, as reported by Bloomberg Information Systems, Inc. (the "CLOSING VALUE").

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provision of this Agreement, no dividends or other distributions declared or made after the Effective Time on Purchaser Common Stock or Purchaser
Series A Preferred Stock shall be paid to any Person holding an Old Certificate evidencing Target Shares until such Old Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Old Certificate by any holder thereof, there shall be paid to the holder of such surrendered Old Certificate, without interest (i) at the time of such surrender, the amount of dividends or other distributions declared and made with a record date after the Effective Time which theretofore became payable with respect to the Purchaser Common Stock or Purchaser Series A Preferred Stock, as applicable, represented thereby and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such surrender and a payment date subsequent to the time of such surrender payable with respect to the Purchaser Common Stock or Purchaser Series A Preferred Stock, as applicable, represented thereby, less the amount of any withholding taxes which may be required thereon.

    (d) CLOSING OF TARGET TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of Target shall be closed and no further transfer of Target Shares shall thereafter be made. If, after the Effective Time, Old Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger Consideration as provided in SECTION 2.5 hereof and this
SECTION 2.7.

    (e) ASSUMPTION OF OPTIONS. Immediately prior to the Effective Time, Target and each Option Holder shall enter into an amendment substantially in the form annexed hereto as EXHIBIT C (an "OPTION AMENDMENT") of the agreement pursuant to which such Option Holder was granted his option to purchase shares of Target Common Stock (each, a "TARGET OPTION"). Each Target Option which is outstanding and unexercised immediately prior to the Effective Time shall be converted at the Effective Time into an option (a "PURCHASER OPTION") to purchase 98.778 shares of Purchaser Common Stock per share of Target Common Stock underlying such Target Option.

    SECTION 2.8  RETENTION BONUS POOL

    Effective as of the Effective Time, Purchaser shall establish a bonus pool (the "RETENTION BONUS POOL") in an amount equal to $9,000,000, which shall be paid by Purchaser to the employees listed on SCHEDULE 2.8 as bonus compensation on the third anniversary of the Closing Date. The portion of the Retention Bonus Pool payable to each such employee shall be determined by the majority vote of a committee consisting of Robert M. Murphy, George E. Robb, Jr. and Michael LaBranche (or, in each case, the successor appointed by such individual), which determination shall be final, binding and conclusive on Purchaser and each such employee. Notwithstanding the foregoing provisions of this SECTION 2.8, (i) any such employee whose employment with Purchaser or one of its Affiliates is terminated for Cause or who voluntarily terminates his employment for reasons other than Good Reason shall no longer be eligible to participate in the Retention Bonus Pool, and (ii) any payment out of the Retention Bonus Pool shall be subject to the limitations on such payments set forth in the Series A Preferred Stock Certificate of Designation.

    SECTION 2.9  DEFERRED COMPENSATION PLAN

    Effective as of the Effective Time, Purchaser shall succeed to Target's liabilities and obligations under the Deferred Compensation Plan in substantially the form attached hereto as EXHIBIT D to be adopted by Target on or before the Closing Date (the "DEFERRED COMPENSATION PLAN").

    SECTION 2.10  REPRESENTATIVES

    George E. Robb, Jr. and Robert M. Murphy, acting unanimously, are hereby constituted and appointed as the true and lawful agents and attorneys-in-fact of the Stockholders (the "REPRESENTATIVES") with full power to appoint a substitute or substitutes to act hereunder, with respect to all matters arising in connection with the transactions contemplated hereby with full power and authority to execute and deliver for and on behalf of the Stockholders all such contracts, consents and other documents in connection therewith as the Representatives may deem necessary or advisable (including the Escrow Agreement) and to do and perform any and all acts and things whatsoever necessary or advisable in the premises as fully as the Stockholders might or could do. The Representatives shall have no liability for any actions taken or omitted by them in the performance of their duties as Representatives unless in respect of such actions or omissions they shall be finally adjudged by an arbitrator or court of competent jurisdiction to have acted in bad faith or to have been grossly negligent. Each Stockholder shall indemnify (pro rata based on his, her or its Equity Percentage) each of the Representatives and hold each of them harmless from all liabilities, losses, costs and expenses (including reasonable attorneys' fees in respect of the investigation and defense of claims) which may be incurred by him in connection with the performance of his duties as a Representative, except to the extent, if any, that such liabilities, losses, costs and expenses shall be finally adjudged by an arbitrator or court of competent jurisdiction to have resulted from the bad faith or gross negligence of such Representative.

                                  ARTICLE III
                         NET BOOK VALUE DETERMINATIONS;
                        ESCROWS; POST-CLOSING ADJUSTMENT

    SECTION 3.1  ESTIMATED ADJUSTED NET BOOK VALUE FOR CLOSING PURPOSES

    Target shall estimate the amount of its Adjusted Net Book Value as of the Closing Date and shall deliver to Purchaser, at least three, but not more than five, Business Days prior to the Closing Date, a written statement reflecting Target's calculation of its estimated Adjusted Net Book Value prepared in a manner consistent with the definition of Adjusted Net Book Value set forth in
SECTION 1.1 hereof.

    SECTION 3.2  ADJUSTED NET BOOK VALUE ESCROW

    At the Closing, 5% of the shares of Purchaser Series A Preferred Stock which would otherwise be delivered to each Stockholder at the Closing shall be deposited by Purchaser with the Escrow Agent at the Closing and thereafter shall be held by the Escrow Agent pursuant to the escrow agreement in substantially the form attached hereto as EXHIBIT E (the "ESCROW AGREEMENT") for the purpose of providing for the respective obligations of the Stockholders to return shares of Purchaser Series A Preferred Stock to Purchaser pursuant to SECTION 3.4(b) hereof

    SECTION 3.3  INDEMNITY ESCROW

    At the Closing, shares of Purchaser Series A Preferred Stock having an aggregate liquidation preference equal to the sum of (a) 10% of the value of the aggregate Merger Consideration received at the Closing (assuming, for this purpose, that the value of the Purchaser Common Stock is equal to its Closing Value and that the value of the Purchaser Series A Preferred Stock is equal to $1,000 per share), and (b) an amount equal to the product of (i) the aggregate Equity Percentage of the Stockholders and (ii) $20,000,000, shall be deposited by Purchaser with the Escrow Agent at the Closing and thereafter shall be held by the Escrow Agent pursuant to the Escrow Agreement for the purpose of providing for the respective indemnification obligations of the Stockholders pursuant to SECTIONS 10.2 and 10.4 hereof.

    SECTION 3.4  POST-CLOSING ADJUSTMENT TO MERGER CONSIDERATION

    (a) Within fifteen (15) Business Days after the Closing, Purchaser shall deliver to the Representatives its calculation of Target's Adjusted Net Book Value as of the Closing Date (the "FINAL ADJUSTED NET BOOK VALUE") and related supporting documentation. Within fifteen (15) Business Days after their receipt of Purchaser's Final Adjusted Net Book Value calculation, the Representatives shall have the right to object in writing thereto, setting forth a specific description of their objections. If the Representatives do not so object during such period, they shall be deemed to have agreed, for and on behalf of the Stockholders, to Purchaser's Final Adjusted Net Book Value calculation. If the Representatives do object to Purchaser's calculation of Target's Final Adjusted Net Book Value and Purchaser and the Representatives cannot mutually agree on the Final Adjusted Net Book Value calculation within ten (10) Business Days of Purchaser's receipt of the Representatives' objection, the dispute shall be promptly submitted to the Independent Firm. The Independent Firm shall be directed to resolve such dispute within twenty (20) Business Days after submission of the dispute by Purchaser and the Representatives. The decision of the Independent Firm shall be final and binding upon the Stockholders and Purchaser, and the Independent Firm's fees, costs and expenses ("ESCROW EXPENSES") shall be paid by Purchaser but shall be borne pro rata by the Stockholders (through the Escrow Agreement) and Purchaser based on the relative amounts by which the Representatives' (on behalf of the Stockholders) and Purchaser's respective calculations of the Final Adjusted Net Book Value vary from that of the Independent Firm.

    (b) Based upon the Final Adjusted Net Book Value, as finally determined pursuant to Section 3.4(a) hereof, the following post-Closing deliveries shall be made, as applicable:

        (i) If the aggregate liquidation preference of the shares of Purchaser Series A Preferred Stock delivered to the Stockholders at the Closing pursuant to SECTION 2.5(b) hereof (prior to the application of SECTIONS 3.2 and 3.3 hereof (the "PREFERRED AMOUNT") exceeds the Final Adjusted Net Book Value, the Escrow Agent shall deliver to Purchaser, pursuant to and in accordance with the Escrow Agreement, shares of Purchaser Series A Preferred Stock with an aggregate liquidation preference equal to the sum of such excess (the "ADJUSTED NET BOOK VALUE DEFICIENCY") and the Stockholders' share of Escrow Expenses, if any. In the event the aggregate liquidation preference of the shares of Purchaser Series A Preferred Stock delivered by Purchaser to the Escrow Agent pursuant to SECTION 3.2 hereof exceeds the sum of the amount of the Adjusted Net Book Value Deficiency and the Stockholders' share of Escrow Expenses, if any, the shares of Purchaser Series A Preferred Stock representing such excess shall be delivered by the Escrow Agent to the Stockholders pursuant to and in accordance with the Escrow Agreement. In the event the amount of the Adjusted Net Book Value Deficiency and the Stockholders' share of Escrow Expenses, if any, exceeds the aggregate liquidation preference of the shares of Purchaser Series A Preferred Stock delivered to the Escrow Agent pursuant to SECTION 3.2 hereof, the Representatives, for and on behalf of the Stockholders, shall be required to deliver to Purchaser shares of Purchaser Series A Preferred Stock having an aggregate liquidation preference equal to such excess;

        (ii) If the Final Adjusted Net Book Value is equal to the Preferred Amount, there shall be no post-Closing delivery to Purchaser pursuant to this SECTION 3.4(b), other than for the Stockholders' share of Escrow Expenses, if any, and the Escrow Agent shall deliver to the Stockholders, pursuant to and in accordance with the Escrow Agreement, all shares of Purchaser Series A Preferred Stock delivered by Purchaser to the Escrow Agent pursuant to SECTION 3.2 hereof.

       (iii) If the Final Adjusted Net Book Value exceeds the Preferred Amount,
    (A) the Escrow Agent shall deliver to the Stockholders, pursuant to and in accordance with the Escrow Agreement, all the shares of Purchaser Series A Preferred Stock delivered by Purchaser to the Escrow Agent pursuant to
    SECTION 3.2 hereof, less the amount of the Stockholders' share of Escrow Expenses, if any, and (B) Purchaser shall issue and deliver to each of the Stockholders additional shares of Purchaser Series A Preferred Stock having an aggregate liquidation preference equal to the product of (x) the amount of such excess and (y) such Stockholder's Equity Percentage as a percentage of the aggregate Equity Percentage of all the Stockholders.

    (c) Any post-Closing delivery of shares of Purchaser Series A Preferred Stock required to be made by either Purchaser or the Representatives (on behalf of the Stockholders) pursuant to SECTION 3.4(b) hereof shall be made within five
(5) Business Days after the final determination of the Final Adjusted Net Book Value pursuant to SECTION 3.4(a) hereof.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF TARGET

    As a material inducement to Purchaser to enter into this Agreement, Target represents and warrants to Purchaser as of the date hereof and, subject to the delivery by Target to Purchaser of new Schedules on or before the Closing Date pursuant to the provisions of SECTION 6.6 hereof, as of the Closing Date that:

    SECTION 4.1  CORPORATE EXISTENCE AND POWER

    Each of Target and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction set forth opposite its name on SCHEDULE 4.1 and has all corporate power required to own, lease and operate its properties and to carry on its business as now conducted. Each of Target and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where a failure or failures to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target has heretofore made available to Purchaser or its agents true and complete copies of its and each of its Subsidiaries' certificate of incorporation and by-laws as currently in effect.

    SECTION 4.2  CORPORATE AUTHORIZATION

    The execution, delivery and performance by Target of this Agreement and the other documents contemplated hereby to which it is or will be a party and the consummation by Target of the transactions contemplated hereby are within Target's corporate power and authority and have been duly authorized by all necessary corporate action, subject to the affirmative vote of holders of a majority of the issued and outstanding Target Shares for the purpose of approving the Merger and this Agreement, as required by the DGCL (the "REQUISITE STOCKHOLDER APPROVAL"). The Requisite Stockholder Approval is the only vote of the holders of any of Target's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Target and constitutes, and each other document contemplated hereby will be duly executed by Target and, when so executed and delivered, will constitute, a valid and binding agreement of Target, enforceable against it in accordance with their respective terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, whether considered in a proceeding in equity or at law.

    SECTION 4.3  GOVERNMENTAL CONSENTS AND APPROVALS

    Except as set forth on SCHEDULE 4.3, the execution, delivery and performance by Target of this Agreement and the consummation of the Merger by Target require no action by or in respect of, or filing with, any Governmental Entity, other than any filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure or failures of which would not, individually or in the aggregate, have a Material Adverse Effect on Target and could not materially adversely affect the ability of Target to consummate the Merger.

    SECTION 4.4 GOVERNMENTAL AUTHORIZATIONS, REGULATORY MATTERS AND ACCOUNT DOCUMENTATION

    Each of Target and its Subsidiaries has obtained all registrations, qualifications, licenses, permits, franchises, orders or approvals of any Governmental Entity or regulatory authority as are necessary under applicable laws for Target and each of its Subsidiaries to own their respective properties and conduct their respective businesses (collectively, "TARGET PERMITS"), and all such Target Permits are in full force and effect, and no proceeding is pending, or to the Knowledge of Target, RPMSC or RPMCC, threatened to revoke or limit any Target Permit, except where the failure or failures to obtain any such Target Permit or to keep it in full force and effect or the revocation(s) or limitation(s) of any such Target Permit would not, individually or in the aggregate, have a Material Adverse Effect on Target. RPMCC is and has been a duly registered broker-dealer with the SEC and NASD and in the states where such registration is required under the securities laws of such states, except where the failure to do so would not have a Material Adverse Effect on Target. RPMSC is and has been duly registered as a NYSE specialist. Except where the failure to do so would not have a Material Adverse Effect on Target, the employees of RPMSC are in compliance in all respects with all federal and state laws and NYSE and SEC rules regulating broker-dealers and specialists or requiring registration, licensing or qualification as a broker-dealer or specialist, and the employees of RPMCC are in compliance in all respects with all federal and state laws and NYSE, AMEX, CBOE, NASD and SEC rules regulating broker-dealers or requiring registration, licensing or qualification as a broker-dealer.

Each of Target and its Subsidiaries is a member in good standing and has all material licenses and authorizations in self-regulatory or trade organizations or registered clearing agencies required to permit the operation of its business as presently conducted. Target has made available to Purchaser a true, correct and complete copy of each of RPMSC's and RPMCC's Form BD, as amended to date, filed with the appropriate self-regulatory or trade organizations. RPMCC has in its files for substantially all of its existing customer accounts all material applications, certificates, agreements and other material documentation necessary in connection with the current and historical level and type of trading or other activities engaged in within such accounts.

    SECTION 4.5  NON-CONTRAVENTION

    Except for those consents obtained or waived and except as set forth on
SCHEDULE 4.5, the execution, delivery and performance by Target of this Agreement and the other documents contemplated hereby and the consummation by Target of the Merger do not and will not: (a) contravene or conflict with the certificate of incorporation or by-laws of Target or any of its Subsidiaries;
(b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Target or any of its Subsidiaries; (c) constitute a default under or give rise to a right of termination, cancellation, acceleration, loss of any material benefit or cause of action for damages upon breach under any agreement, contract, license or other instrument binding upon Target or any of its Subsidiaries, or any license, franchise, permit or other similar authorization held by Target or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Target or of any of its Subsidiaries or on any Target Shares, except, in the cases of clauses (b), (c) and (d), as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target.

    SECTION 4.6  CAPITALIZATION

    As of the date of this Agreement, the authorized capital stock of Target consists of 200,050 shares of Target Common Stock, and 79,067 shares of preferred stock, par value $0.10 per share (the "TARGET PREFERRED STOCK"), including 35,491 shares of Third Series Preferred Stock, par value $0.10 per share ("THIRD SERIES PREFERRED STOCK") and 22,276 shares of Fourth Series Preferred Stock, par value $1.00 per share ("FOURTH SERIES PREFERRED STOCK"). As of the date hereof, 70,100 Target Shares are issued and outstanding, 14,887 shares of Third Series Preferred Stock are issued and outstanding and 11,753 shares of Fourth Series Preferred Stock are issued and outstanding. Prior to the Closing, all shares of Target Preferred Stock will be redeemed. All the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid and nonassessable and are held of record by the Stockholders as set forth in SCHEDULE 4.6 hereto. Except as set forth herein and other than 44,191 shares of Target Common Stock held in treasury, there are no shares of capital stock or other voting securities of Target issued or outstanding. Except as set forth on SCHEDULE 4.6 hereto, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Target to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Target.

    SECTION 4.7  SUBSIDIARIES; JOINT VENTURES

    Except as set forth in SCHEDULE 4.7 hereto, Target owns all the issued and outstanding capital stock of each of its Subsidiaries (each of which is set forth on SCHEDULE 4.7) free and clear of all Liens. None of Target's Subsidiaries has any outstanding options or warrants to purchase its capital stock or has issued any other securities exercisable or convertible into shares of capital stock of such Subsidiary. Except as set forth in SCHEDULE 4.7 hereto and except for equity interests that RPMSC and RPMCC own in connection with the conduct of their respective specialist and clearing businesses, neither Target nor any of its Subsidiaries, directly or indirectly, owns any equity interests in any Person that is not a Subsidiary of Target or of such Subsidiary.

    SECTION 4.8  FINANCIAL STATEMENTS

    (a) Target has delivered to Purchaser (i) true and complete copies of the audited balance sheets of Target and each of its Subsidiaries as of April 28, 2000, April 30, 1999 and April 28, 1998 and the related audited statements of operations, stockholders' equity and cash flows for the fiscal years then ended and (ii) true and complete copies of the unaudited balance sheet of Target and each of its Subsidiaries as of November 24, 2000, and the related statements of operations and cash flows for the period from April 29, 2000 until November 24, 2000 (collectively, the "FINANCIAL STATEMENTS").

    (b) The Financial Statements are in accordance with the books and records of Target and its Subsidiaries in all material respects, have been prepared in accordance with GAAP and present fairly in all material respects as of their respective dates the financial condition and results of operations of Target and its Subsidiaries; PROVIDED, HOWEVER, that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. As of the Unaudited Balance Sheet Date, there were no liabilities of Target or any of its Subsidiaries of any kind whatsoever that were required by GAAP to be reflected on the Unaudited Balance Sheet, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, and to the Knowledge of Target, RPMSC or RPMCC, there was no existing condition, situation or set of circumstances which could reasonably have been expected to result in such a liability, except for liabilities (i) reflected or reserved against in said Unaudited Balance Sheet, (ii) disclosed on SCHEDULE 4.10, or
(iii) arising in the ordinary course of business after the date of said Unaudited Balance Sheet that were not and could not reasonably have been expected to have a Material Adverse Effect on Target.

    (c) Since the Unaudited Balance Sheet Date, there has been no Material Adverse Change in Target, whether as a result of any legislative or regulatory change, revocation of any Target Permit or right to do business, fire, explosion, accident, casualty, labor trouble, riot, condemnation, act of God, or otherwise, other than as a result of changes, occurrences or events affecting the securities industry as a whole.

    SECTION 4.9  ABSENCE OF CERTAIN CHANGES

    Except as set forth on SCHEDULE 4.9 or SCHEDULE 6.1 hereto, since the Unaudited Balance Sheet Date, Target and each of its Subsidiaries has conducted business in the ordinary course in all material respects and there has not been:
(a) any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries; (b) any amendment of any term of any outstanding capital stock of Target or any of its Subsidiaries; (c) any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or disclosed in the Financial Statements; or (d) any (i) grant of any severance or termination pay to any current or former director, officer or employee of Target or any of its Subsidiaries,
(ii) entering into of any written employment, severance, termination, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current, former or prospective director, officer or employee of Target or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or
(iv) increase in compensation, bonus or other benefits payable to any director, officer or employee of Target or any of its Subsidiaries, other than in the ordinary course of business or as permitted by the proviso to SECTION 6.1(b).

    SECTION 4.10  NO UNDISCLOSED LIABILITIES

    As of the date of any of the balance sheets included in the Financial Statements, except for liabilities (i) reflected or reserved against in such balance sheets or the notes thereto, if any, (ii) disclosed on SCHEDULE 4.10, or
(iii) arising in the ordinary course of business, neither Target nor any of its Subsidiaries incurred any liabilities or obligations of any nature, whether or not accrued, known or unknown, contingent or otherwise, which, if known, was required by GAAP to be reflected on a consolidated balance sheet of Target (including any notes thereto) as of any such date.

    SECTION 4.11  LITIGATION

    Except as set forth in SCHEDULE 4.11 hereto, there are no suits, actions, proceedings or investigations pending or, to the Knowledge of Target, RPMSC and RPMCC threatened against Target, any of its Subsidiaries or any of their respective properties before any court or arbitrator or any Governmental Entity, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Target. Neither Target nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. To the Knowledge of Target, RPMSC and RPMCC, there are no facts, events or circumstances now in existence that reasonably could be expected to give rise to any actions, suits, claims, proceedings or investigations that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon Target or the transactions contemplated hereby.

    SECTION 4.12  COMPLIANCE WITH LAWS

    Neither Target nor any of its Subsidiaries is in violation of any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or Governmental Entity, including laws relating to Taxes, labor and employment practices, and Target has received no written notice of any violation of any laws related to health and safety, zoning, pollution or protection of the environment, except for violations which, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect on Target. During the last three years, except as set forth on SCHEDULE 4.12 hereto, neither Target nor any of its Subsidiaries has received notice of, and there has not been any citation, fine or penalty imposed against Target or any of its Subsidiaries for, any such violation or alleged violation.

    SECTION 4.13  CONTRACTS AND OTHER AGREEMENTS

    SCHEDULE 4.13 lists all contracts, agreements, arrangements and understandings to which Target or any of its Subsidiaries is a party, whether written or oral, requiring aggregate annual payments by Target or any of its Subsidiaries in excess of $90,000 (collectively, the "CONTRACTS"). Included among the Contracts are ten (10) A-B-C agreements with respect to NYSE memberships registered in the names of nominees of RPMSC and one (1) A-B-C agreement with respect to an NYSE membership registered in the name of a nominee of RPMCC (collectively, the "MEMBERSHIPS"). Each of the Contracts set forth on
SCHEDULE 4.13 is valid, in full force and effect, binding upon Target or its Subsidiary, as the case may be, and to the Knowledge of Target, binding upon the other parties thereto in accordance with its terms, and Target or each such Subsidiary is not in material default under any of them. To the Knowledge of Target, no other party to any Contract is in material default thereunder and no condition exists that, with notice or lapse of time or both, would constitute a material default thereunder. True and complete copies of all Contracts listed in
SCHEDULE 4.13 have been previously delivered or made available to Purchaser or its agents.

    SECTION 4.14  PROPERTIES

    (a) Target or one of its Subsidiaries owns and has good title to or has a valid leasehold interest in, or valid contract rights to use, all tangible assets and properties used in and material to its business, free and clear of any Lien, except for (i) the Liens reflected on the Unaudited Balance Sheet,
(ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Unaudited Balance Sheet Date,
(iii) Liens securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) Liens arising under equipment leases with third parties entered into in the ordinary course of business, or (v) other imperfections of title or encumbrances that, individually or in the aggregate, do not materially impair, and could not reasonably be expected to materially impair, the current use and operation of the assets or properties to which they relate. Neither Target nor any of its Subsidiaries has received notice that any of such assets and properties is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

    (b) Other than REMCO and its Subsidiaries, neither Target nor any of its Subsidiaries owns any real property. Each lease or agreement under which Target or any of its Subsidiaries is a lessee or lessor of any property, real or personal, is a valid and binding agreement of Target or such Subsidiary and, to the Knowledge of Target, the other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a material default or event of default by Target or any of its Subsidiaries under any such lease or agreement or, to the Knowledge of Target, by any other party thereto. Target's or its Subsidiary's possession of such property has not been disturbed and no claim has been asserted, whether in writing, or, to the Knowledge of Target, oral, against Target or such Subsidiary materially adverse to its rights in such leasehold interests.

    (c) All items of machinery and equipment used by Target and its Subsidiaries are in good operating condition and repair, normal wear and tear excepted, are usable in the ordinary course of business, and are adequate and suitable for the uses to which they are being put and conform in all material respects to all applicable laws, ordinances, codes, rules, regulations and authorizations relating to their construction, use and operation, in all cases other than as would result, individually or in the aggregate, in a Material Adverse Effect on Target.

    SECTION 4.15  INTELLECTUAL PROPERTY

    Target or one of its Subsidiaries, as applicable, either owns all right, title and interest in and to, or possesses the right to use, all the patents, patent applications, patent licenses, software (other than generally available pre-packaged "off-the-shelf" software), licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications, trade secrets and technology ("INTELLECTUAL PROPERTY") used in the conduct of their respective businesses. No claim of infringement or misappropriation of patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person has been made nor, to the Knowledge of Target, threatened against Target or any of its Subsidiaries. To Target's Knowledge, neither Target nor any of its Subsidiaries is infringing or misappropriating any patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person. Except as set forth on SCHEDULE 4.15 and without limiting any other provisions hereof, neither Target nor any of its Subsidiaries has granted any license, franchise or permit to any Person to use any of the Intellectual Property of Target or any of its Subsidiaries.

    SECTION 4.16  FINDER'S FEES

    Except as set forth in SCHEDULE 4.16, there is no investment banker, broker, finder or other financial intermediary which has been retained by, or is authorized to act on behalf of, Target who is entitled to any fee or commission from Target or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

    SECTION 4.17  EMPLOYEES; EMPLOYEE BENEFITS

    (a) SCHEDULE 4.17(a) sets forth a list of each employee (active or otherwise, including any individual on the payroll of Target or any of its Subsidiaries) of each of Target and its Subsidiaries, Target has previously provided Purchaser with a true and complete list, as of the date hereof, of each such employee's salary, including bonus, for the fiscal year ended April 28, 2000 (based on payroll periods ending with said fiscal year) and current annual salary, excluding bonus, for the year ending April 30, 2001.

    (b) SCHEDULE 4.17(b) contains a list of each employee benefit plan (including any "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, savings, change in control, employment, consulting, collective bargaining, dependent care, employee assistance, fringe benefit, medical, dental, post-retirement welfare, retention, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other material plan, agreement, arrangement or understanding (whether or not written) established, sponsored, maintained or contributed to by Target, any of its Subsidiaries or any other entity that would be deemed a "single employer" with Target or any of its Subsidiaries (an "ERISA AFFILIATE"), under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA on behalf of any current or former employee, director, stockholder, beneficiary or other personnel or with respect to which Target or any Subsidiary has any actual or contingent liability (all of the foregoing being herein called the "TARGET BENEFIT PLANS"). Target has delivered to Purchaser true and complete copies of all contracts, plan documents, amendments, summary plan descriptions and other material items governing or describing each Target Benefit Plan and any related insurance, trust or other funding arrangement. With respect to each Target Benefit Plan which is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA, Target has delivered to Purchaser, WHERE APPLICABLE, true and complete copies of: (i) the most recent annual report (5500 series) filed with the IRS or the DOL, including schedules thereto, (ii) the most recent balance sheet and financial statement, (iii) the most recent determination letter issued by the IRS, (iv) the two most recent actuarial valuation reports and (v) any private letter ruling, opinion or determination letter, prohibited transaction exemption or other communication received by or furnished to the IRS, DOL or PBGC and any application therefor which has been withdrawn.

    (c) Each Target Benefit Plan is maintained and administered, in all material respects, in accordance with its terms and in compliance with applicable law, including ERISA and the Code. Except as set forth on SCHEDULE 4.17(c), no event has occurred and, to the Knowledge of Target, there exists no condition or set of circumstances, which, individually or in the aggregate, could reasonably be expected to result in any material liability in connection with any Target Benefit Plan.

    (d) All contributions, insurance premiums, benefits and other payments to or under each Target Benefit Plan required with respect to all periods prior to the Closing will have been or will be made prior to the Closing or will be made or fully accrued for purposes of the Final Adjusted Net Book Value calculation. Except with regard to liabilities that are satisfied in full prior to the Closing and as set forth on SCHEDULE 4.17(d), none of Target and its Subsidiaries and ERISA Affiliates have any unfunded liabilities pursuant to any Target Benefit Plan that is an "employee pension plan" within the meaning of
Section 3(2) of ERISA, but is not intended to be qualified under Section 401(a) of the Code. With respect to each Target Benefit Plan, (i) no application, proceeding or other matter is pending before the IRS, DOL, PBGC or any other Governmental Entity, (ii) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or, to the Knowledge of Target, threatened, and (iii) to the Knowledge of Target, no facts exist which could give rise to an action, suit, proceeding or claim which, if asserted, could reasonably be expected to result in a material liability for Target or any of the Subsidiaries or the plan assets.

    (e) With respect to each funded Target Benefit Plan that is an "employee pension plan" within the meaning of Section 3(2) of ERISA, (i) such plan is, and has been since its inception, qualified under Section 401(a) of the Code, and its related trust is, and has been since its inception, exempt from federal income taxation under Section 501(a) of the Code, (ii) a favorable IRS determination letter is currently in effect and, since the date of such letter, such plan has not been amended or operated in a manner which, in either instance, would adversely affect its qualified status, and no event has occurred which has caused or could reasonably be expected to cause the loss of such status, and (iii) except as set forth on SCHEDULE 4.17(e), there has been no termination or partial termination of such plan within the meaning of
Section 411(d)(3) of the Code.

    (f) None of Target, its Subsidiaries, nor their ERISA Affiliates (or any of their respective predecessors) contribute to, participate in or in any way, directly or indirectly, have any actual or contingent liability with respect to
(i) any "Multiemployer Plan" or (ii) any plan which is not a Target Benefit Plan but is subject to Title IV of ERISA.

    (g) Except as set forth on Schedule 4.17(g) and except with regard to the Target Pension Plan, none of the Target Benefit Plans is subject to the requirements of Section 302 or Title IV of ERISA or Section 412 of the Code. With respect to each Target Benefit Plan, no "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), has been or could be expected to be incurred, whether or not waived, and no excise or other taxes have been or could be expected to be incurred or are due and owing with respect to such plan. With respect to each Target Benefit Plan that is or has been subject to Title IV of ERISA, Section 302 of ERISA or
Section 412 of the Code, all assets of such plan as of the Closing Date can be liquidated immediately thereafter without penalty or charge and converted into fixed income short-term securities. No security under Section 401(a)(29) of the Code has been or could be expected to be required with respect to any Target Benefit Plan. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred or will occur or is continuing with respect to any Target Benefit Plan, and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in a reportable event. All premiums due to PBGC by Target, its Subsidiaries and their ERISA Affiliates have been paid on a timely basis. All records, data and information maintained in connection with the Target Pension Plan and the Target Profit Sharing Plan are true, complete and accurate in all material respects.

    (h) With respect to each Target Benefit Plan that is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction with respect to which Target, its Subsidiaries or any ERISA Affiliate will have any liability, direct or indirect, and which is prohibited by Section 406 of ERISA or which, to the Knowledge of Target, constitutes a "prohibited transaction" under Section 4975(c) of the Code and the consummation of the transactions contemplated by this Agreement will not result in such a "prohibited transaction."

    (i) Target, its Subsidiaries and their ERISA Affiliates have complied in all material respects with the provisions of Section 4980B of the Code with respect to each Target Benefit Plan which is a "group health plan" within the meaning of
Section 5001(b)(1) of the Code. Except as set forth on SCHEDULE 4.17(i) and except with regard to plans, contracts, policies and arrangements that are or will be terminated prior to the Closing (and with respect to which all liabilities and obligations will be satisfied in full prior to the Closing), none of Target, its Subsidiaries nor their ERISA Affiliates maintains, contributes to, or is obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services (other than pursuant to Section 4980B of the Code). Except as set forth on SCHEDULE 4.17(i) and except with regard to Target Benefit Plans that are or will be terminated prior to the Closing (and with respect to which all liabilities and obligations will be satisfied in full prior to Closing), no fact, circumstance or condition exists that would prevent Target's unilateral amendment or termination (without participant's consent) of any Target Benefit Plan that is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA.

    (j) Except as set forth in SCHEDULE 4.17(j), the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) result in any employee or other person receiving severance or additional compensation which would not otherwise be payable absent the consummation of the transaction contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement or forgiveness of indebtedness under any Target Benefit Plan.

    SECTION 4.18  TAXES

    (a) All material Tax Returns required to be filed by or on behalf of Target or any of its Subsidiaries, or any Affiliated Group of which Target or any of its Subsidiaries is or was a member have been (or, prior to the Closing Date, will be) timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns were required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

    (b) All Taxes due and payable by or on behalf of Target or any of its Subsidiaries or any Affiliated Group of which Target or any of its Subsidiaries is or was a member or in respect of their income, assets or operations, have been (or, prior to the Closing Date, will be) fully and timely paid (except to the extent any failure to pay Taxes would not, individually or collectively, have a Material Adverse Effect on Target), and adequate reserves or accruals for Taxes of Target and its Subsidiaries have been provided in the books and records of Target and its Subsidiaries in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing (except to the extent any failure to establish reserves or accruals would not, individually or collectively, have a Material Adverse Effect on Target). Target and its Subsidiaries have made all required estimated Tax payments since the Audited Balance Sheet Date to avoid any underpayment penalty.

    (c) Except as set forth in SCHEDULE 4.18(c), neither Target nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations), and no power of attorney of Target or any of its Subsidiaries with respect to any Tax matter is currently in force.

    (d) Target and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

    (e) Purchaser has received or had access to complete copies of (A) all U.S. federal, state, local and foreign income or franchise Tax Returns of Target and its Subsidiaries relating to the Tax periods ended in April 1997, 1998 and 1999 and thereafter and (B) any audit report issued within the last three years relating to Taxes due from or with respect to Target or any of its Subsidiaries, or its income, assets or operations. SCHEDULE 4.18(e) sets forth any income or franchise Tax Returns filed by or on behalf of Target or any of its Subsidiaries which have been examined by any taxing authority.

    (f) SCHEDULE 4.18(f) lists all types of Taxes paid and Tax Returns filed by or on behalf of Target or any of its Subsidiaries relating to the Tax periods ended in April 1997, 1998 and 1999 and thereafter in connection with an entity or group of which Target or its Subsidiaries is or has been a member of an Affiliated Group for any Tax purpose. No written claim has been made by a taxing authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

    (g) Except as set forth in SCHEDULE 4.18(g), there are no audits or investigations by any taxing authority or proceedings in progress, nor has Target or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any subsequent Tax period.

    (h) Except set forth on SCHEDULE 4.18(h) hereto, none of Target, its Subsidiaries or any other Person (including any of the Stockholders) on behalf of and with respect to Target or its Subsidiaries has (A) filed a consent pursuant to Section 341(f) of the Code, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Target or any of its Subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Target or its Subsidiaries, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Target or its Subsidiaries, or (D) requested any extension of time within which to file any Tax Return of Target or any of its Subsidiaries, which Tax Return has since not been filed prior to the end of the extension period.

    (i) Except as set forth on SCHEDULE 4.18(i), no property owned by Target or any of its Subsidiaries is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

    (j) Neither Target nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or arrangement (whether or not written) with any Person other than Target or any of its Subsidiaries.

    (k) Except as set forth in SCHEDULE 4.18(k), there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by Target or any of its Affiliates by reason of Section 280G or 162(m) of the Code.

    (l) Neither Target nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

    (m) Neither Target nor any of its Subsidiaries has ever been a member of any Affiliated Group of corporations for any Tax purposes other than an Affiliated Group of which Target is or was the parent. Except as set forth in
SCHEDULE 4.18(m), neither Target nor any of its Subsidiaries owns any interest in any entity that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through, transparent or disregarded entity for any Tax purpose.

    SECTION 4.19  LABOR MATTERS

    Neither Target nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Target or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Knowledge of Target, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Target or any of its Subsidiaries.

    SECTION 4.20  BANK ACCOUNTS

    SCHEDULE 4.20 contains a true, correct and complete list, as of the date hereof, of the names, locations and account information of all banks, trust companies, savings and loan associations and other financial institutions at which Target and its Subsidiaries maintain safe deposit boxes or accounts of any nature (other than brokerage accounts maintained in the ordinary course of business).

    SECTION 4.21  REPURCHASE OF TARGET PREFERRED STOCK

    Target has the right to repurchase the Target Preferred Stock prior to the Closing as contemplated by this Agreement.

    SECTION 4.22  INSURANCE

    Target has made available to Purchaser copies of all insurance agreements and policies maintained by Target and its Subsidiaries or on which Target or any of its Subsidiaries is listed as a beneficiary or additional insured and the type and amounts of coverage thereunder. SCHEDULE 4.22 sets forth a list of all such agreements and policies. All such agreements and policies are with reputable insurers and cover such risks and in such amounts as are reasonably necessary in the context of the business operations of Target and its Subsidiaries. Such agreements and policies are in full force and effect, and none of Target, its Subsidiaries, and, to the Knowledge of Target, any other party thereto is in material default with respect to its obligations thereunder.

    SECTION 4.23  RELATED PARTY TRANSACTIONS

    Except as set forth on SCHEDULE 4.23 hereto, no current or former officer or director (including, to the Knowledge of Target, their respective family members), employee, stockholder or any associate (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of Target or any of its Subsidiaries is presently, or, in the last three years has been, (a) except for ordinary course compensation and benefits for services rendered to Target or any of its Subsidiaries, a party to any transaction or transactions with Target or such Subsidiary involving an amount in excess of $50,000, individually, or $200,000 in the aggregate, other than on an arms-length basis (including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such officer or director (including, to the Knowledge of Target, their respective family members), employee, stockholder or associate), or (b) to the Knowledge of Target, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present, direct competitor of Target or any of its Subsidiaries, except with respect to holdings of less than 1% of the capital stock of a publicly traded corporation.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    As a material inducement to Target to enter into this Agreement, Purchaser hereby represents and warrants to Target as of the date hereof and, subject to the delivery by Purchaser to Target of new

Schedules on or before the Closing Date pursuant to the provisions of
SECTION 7.5 hereof, as of the Closing Date that:

    SECTION 5.1  CORPORATE EXISTENCE AND POWER

    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material licenses, authorizations, consents and approvals of or from all Governmental Entities required to own, lease and operate its properties and to carry on its business as now conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property leased or owned by it or the nature of its activities makes such qualification necessary, except where a failure or failures to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Purchaser's certificate of incorporation and by-laws as filed with the SEC as exhibits to Purchaser's Registration Statement on Form S-1 (File No. 333-81079) have not been amended since the effective date of such Registration Statement.

    SECTION 5.2  CORPORATE AUTHORIZATION

    The execution, delivery and performance by Purchaser of this Agreement and the other documents contemplated hereby to which it is or will be a party and the consummation by Purchaser of the transactions contemplated hereby are within Purchaser's corporate power and authority and have been duly authorized by all necessary corporate action. The approval or authorization of the stockholders of Purchaser is not required in order for Purchaser to (a) execute this Agreement and each such other document contemplated hereby or (b) consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each such other document contemplated hereby will be duly executed and delivered by Purchaser and, when so executed and delivered, will constitute, a valid and binding agreement of Purchaser, enforceable against it in accordance with their respective terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, whether considered in a proceeding in equity or at law.

    SECTION 5.3  CAPITALIZATION

    The authorized capital stock of Purchaser consists of 200,000,000 shares of Purchaser Common Stock, of which, as of September 30, 2000, 48,675,352 shares were issued and outstanding and no shares are held in treasury, and
(ii) 10,000,000 shares of Purchaser preferred stock, of which no shares are issued and outstanding. The shares of Purchaser Common Stock and Purchaser Series A Preferred Stock to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Purchaser's Public Reports, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Purchaser. The Board of Directors of Purchaser has authorized the issuance of Purchaser Series A Preferred Stock pursuant to the Series A Preferred Stock Certificate of Designation.

    SECTION 5.4  GOVERNMENTAL CONSENTS AND APPROVALS

    Except as set forth on SCHEDULE 5.4 hereto, the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Merger by Purchaser require no action by or in respect of, or filing with, any Governmental Entity, other than any filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure or failures of which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser and would not materially adversely affect the ability of Purchaser to consummate the Merger.

    SECTION 5.5  REGULATORY MATTERS

    Purchaser and each of its Subsidiaries has obtained all registrations, qualifications, licenses, permits, franchises, orders or approvals of any Governmental Entity or regulatory authority as are necessary under applicable laws for Purchaser and each of its Subsidiaries to own their respective properties and conduct their respective businesses (collectively, "PURCHASER PERMITS"), and all such Purchaser Permits are in full force and effect, and no proceeding is pending, or to the Knowledge of Purchaser and its Subsidiaries, threatened to revoke or limit any Purchaser Permit, except where the failure or failures to obtain any such Purchaser Permit or to keep it in full force and effect or the revocation(s) or limitation(s) of any Purchaser Permit would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. LaBranche is and has been duly registered as a broker-dealer with the SEC, NASD and in the states where such registration is required under the securities laws of such states in order to conduct its business as presently conducted and is and has been duly registered as a NYSE specialist. Except where the failure to do so would not have a Material Adverse Effect on Purchaser, the employees of LaBranche are in compliance in all respects with all federal and state laws and NYSE rules regulating broker-dealers and specialists or requiring registration, licensing or qualification as a broker-dealer or specialist. Each of Purchaser and its Subsidiaries is a member in good standing and has all material licenses and authorizations in self-regulatory or trade organizations or registered clearing agencies required to permit the operation of its business as presently conducted.

    SECTION 5.6  NON-CONTRAVENTION

    Except for those consents obtained or waived, the execution, delivery and performance by Purchaser of this Agreement and the other documents contemplated hereby and the consummation by Purchaser of the Merger do not and will not:
(a) contravene or conflict with the certificate of incorporation or by-laws of Purchaser or any of its Subsidiaries; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser or any of its Subsidiaries; (c) constitute a default under or give rise to a right of termination, cancellation, acceleration, loss of any material benefit or cause of action for damages upon breach under any agreement, contract, license or other instrument binding upon Purchaser or any of its Subsidiaries, or any license, franchise, permit or other similar authorization held by Purchaser or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Purchaser or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

    SECTION 5.7  FINDER'S FEES

    Except for Donaldson, Lufkin & Jenrette or its successors, there is no investment banker, broker, finder or other financial intermediary which has been retained by, or is authorized to act on behalf of, Purchaser or any of its Subsidiaries who is entitled to any fee or commission from Purchaser or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

    SECTION 5.8  FILINGS WITH THE SEC

    Purchaser has made available to Target copies of its annual report on Form 10-K for the year ended December 31, 1999, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and
September 30, 2000, each in the form (including exhibits and amendments thereto) filed with the SEC (collectively, together with all of Purchaser's voluntary filings with the SEC, the "PUBLIC REPORTS") and each of which was timely filed with the SEC. Each of the Public Reports has complied with the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Exchange Act, as applicable, in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no contract or other document of a character required to be described in, or required to be filed as an exhibit to, the Public Reports (including any such contract or document entered into or created since the date of the last Public Report) which has not been so described or filed as an exhibit. Purchaser has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act.

    SECTION 5.9  FINANCIAL STATEMENTS

    The financial statements included in the Public Reports (including the related notes and schedules) are in accordance with the books and records of Purchaser in all material respects, have been prepared in accordance with GAAP and present fairly in all material respects the financial condition of Purchaser and its Subsidiaries on a consolidated basis as of such dates and the results of operations of Purchaser and its Subsidiaries on a consolidated basis for such periods; PROVIDED, HOWEVER, that the interim statements are subject to normal year-end adjustments and lack footnotes and other presentation items. As of September 30, 2000, there were no liabilities of Purchaser or any of its Subsidiaries of any kind whatsoever that were required to be disclosed on the balance sheet included in its Form 10-Q for the quarter ended September 30, 2000, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, and to the Knowledge of Purchaser and its Subsidiaries, there was no existing condition, situation or set of circumstances which could reasonably have been expected to result in such a liability, except for liabilities (i) reflected or reserved against in said balance sheet, or
(ii) arising in the ordinary course of business after the date of said balance sheet that were not and could not reasonably have been expected to have a Material Adverse Effect on Purchaser.

    SECTION 5.10  EVENTS SUBSEQUENT TO PURCHASER'S MOST RECENT PUBLIC REPORT

    Except as set forth in SCHEDULE 5.10, since September 30, 2000, there has not been any Material Adverse Change in Purchaser, other than changes, occurrences or events affecting the securities industry as a whole. Except as set forth in SCHEDULE 5.10, since September 30, 2000, (a) the business of Purchaser and each of its Subsidiaries has been conducted in the ordinary course and consistent with past practice in all material respects and (b) no event has occurred or fact or circumstance arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Purchaser, other than changes, occurrences or events affecting the securities industry as a whole.

    SECTION 5.11  LITIGATION

    Except as set forth on SCHEDULE 5.11, there are no suits, claims, actions, proceedings or investigations pending or, to the Knowledge of Purchaser, threatened against Purchaser, any of its Subsidiaries or any of their respective properties before any court or arbitrator or any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on Purchaser. To the Knowledge of Purchaser, there are no facts, events or circumstances now in existence that reasonably could be expected to give rise to any actions, suits, claims, proceedings or investigations that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser or the transactions contemplated hereby.

    SECTION 5.12  FAIRNESS OPINION

    Donaldson, Lufkin & Jenrette or its successor has delivered to Purchaser, and has not withdrawn, an opinion as to the fairness of the Merger to Purchaser from a financial point of view.

    SECTION 5.13  SUBSIDIARIES; JOINT VENTURES

    Except as set forth in SCHEDULE 5.13 hereto, Purchaser owns all the issued and outstanding capital stock of each of its Subsidiaries (each of which is set forth in SCHEDULE 5.13) free and clear of all Liens. None of Purchaser's Subsidiaries has any outstanding options or warrants to purchase its capital stock or has issued any other securities exercisable or convertible into shares of capital stock of such Subsidiary. Except as set forth in SCHEDULE 5.13 hereto, neither Purchaser nor any of its Subsidiaries, directly or indirectly, owns any equity interests in any Person that is not a Subsidiary of Purchaser or of such Subsidiary.

    SECTION 5.14  COMPLIANCE WITH LAWS

    Neither Purchaser nor any of its Subsidiaries is in violation of any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or Governmental Entity, including laws relating to Taxes, labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Purchaser. During the last three years, except as set forth in SCHEDULE 5.14 hereto, neither Purchaser nor any of its Subsidiaries has received notice of, and there has not been any citation, fine or penalty imposed against Purchaser or any of its Subsidiaries for, any such violation or alleged violation.

    SECTION 5.15  RESTRICTIONS ON DIVIDENDS

    Except as set forth on SCHEDULE 5.15, neither Purchaser nor any of its Subsidiaries is a party to any contract, agreement or other arrangement that restricts the ability of Purchaser to pay dividends on the Purchaser Series A Preferred Stock.

    SECTION 5.16  TAXES

    (a) All material Tax Returns required to be filed by or on behalf of Purchaser, any of its Subsidiaries or any Affiliated Group of which Purchaser or any of its Subsidiaries is or was a member have been (or, prior to the Closing Date, will be) timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns were required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

    (b) All Taxes due and payable by or on behalf of Purchaser, any of its Subsidiaries or any Affiliated Group of which Purchaser or any of its Subsidiaries is or was a member or in respect of their income, assets or operations, have been (or, prior to the Closing Date, will be) fully and timely paid (except to the extent any failure to pay Taxes would not, individually or collectively, have a Material Adverse Effect on Purchaser), and adequate reserves or accruals for Taxes of Purchaser and its Subsidiaries in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which material Taxes are not yet due and owing (except to the extent any failure to establish reserves or accruals would not, individually or collectively, have a Material Adverse Effect on Purchaser). Purchaser and its Subsidiaries have made all required estimated Tax payments for the current taxable year to avoid any underpayment penalty.

    (c) Purchaser and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

    (d) No claim has been made by a taxing authority in a jurisdiction where Purchaser or any of its Subsidiaries does not file Tax Returns that Purchaser or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

    (e) Except as set forth in Schedule 5.16(e), there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by Purchaser or any of its Affiliates by reason of Section 280G or 162(m) of the Code.

    (f) Purchaser has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

    SECTION 5.1  EMPLOYEE BENEFITS

    (a) Each Employee Benefit Plan currently maintained or contributed to by Purchaser (the "PURCHASER PLANS") and each related trust insurance contract or fund complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect on Purchaser, and:

        (i) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Purchaser Plan that is an Employee Pension Benefit Plan;

        (ii) each Purchaser Plan that is intended to be qualified under
    Section 401(a) of the Code has received a timely determination, opinion or notification letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a);

       (iii) none of the Purchaser Plans is or has ever been subject to Title IV or Section 302 of ERISA or Section 412 of the Code; and

        (iv) except as disclosed in Public Reports filed prior to the Closing, no event has occurred and there exists no condition or set of circumstances in connection with the Purchaser Plans, which individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect on Purchaser.

    (b) With respect to each Purchaser Plan that Purchaser maintains or has maintained or to which it contributes or has been required to contribute:

        (i) no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Purchaser Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing or investigation would not have a Material Adverse Effect on Purchaser; and

        (ii) neither Purchaser nor any other entity that would be deemed a "single employer" with Purchaser under Section 414 of the Code or
    Section 4001 of ERISA has incurred any material liability to PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Purchaser Plan that is an Employee Pension Benefit Plan.

                                   ARTICLE VI
                        PRE-CLOSING COVENANTS OF TARGET

    SECTION 6.1  NEGATIVE COVENANTS

    Except as set forth on SCHEDULE 6.1 hereto, from the date hereof until the Closing Date, Target and its Subsidiaries shall conduct their respective businesses in the ordinary course in all material respects. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth on SCHEDULE 6.1 hereto or as contemplated by this Agreement, without the written consent of Purchaser (which consent shall not be unreasonably withheld), Target shall not:

        (a) adopt or propose any change in its certificate of incorporation or by-laws or the certificate of incorporation or by-laws of any of its Subsidiaries;

        (b) (i) enter into any written contract, agreement, plan or arrangement covering any director, officer or employee of Target or any of its Subsidiaries that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon
    (A) the Merger, except with respect to the vesting of the Target Options in connection with the Merger or (B) the termination of employment after the Merger, (ii) enter into or amend in any material respect (except as required by law) any employment, consulting or similar agreement (oral or written) to increase the compensation payable or to become payable by it or any of its Subsidiaries to, or otherwise materially alter its employment or consulting relationship with, any of its or any of its Subsidiaries' officers, directors or consultants over the amount payable as of the date hereof, or increase the compensation payable to any other employees (other than increases in the ordinary course of business, consistent with past practice, which, in the aggregate s to any one person do not exceed $50,000 on an annual basis or otherwise would not have a Material Adverse Effect on Target) or (iii) loan or advance any money to any officer, director, employee, shareholder or consultant of Target or any of its Subsidiaries (other than salary advances or advances against business expenses in the ordinary course of business and consistent with past practice which, in the aggregate as to any individual, do not exceed $50,000 on an annual basis or which would not have a Material Adverse Effect on Target); PROVIDED, HOWEVER, that nothing contained in this SECTION 6.1 shall prohibit Target from taking any action with respect to the payment of bonuses or any other compensation to officers, directors or employees of Target or any of its Subsidiaries so long as the obligations created upon such action are not binding upon Purchaser or any of its Subsidiaries after the Closing and are fully satisfied prior to the Closing;

        (c) issue or propose the issuance of, or consummate, enter into negotiations for or accept any offers for, the issuance or sale of any shares of its capital stock or securities convertible or exchangeable into shares of its or any of its Subsidiaries' capital stock except for the issuance of Target Shares in connection with the exercise of existing Target Options;

        (d) change the number of shares of authorized capital stock, grant any option, warrant, call, commitment, right or agreement of any character relating to its authorized or issued capital stock or permit any transfers in the ownership of any of its Subsidiaries' capital stock, except for the issuance of Target Shares in connection with the exercise of existing Target Options;

        (e) (i) pay any dividend or make any other distribution to holders of its capital stock (ii) split, combine or reclassify any of its capital stock or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of its capital stock, or
    (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, EXCEPT FOR the repurchase of Target Preferred Stock prior to the Closing;

        (f) directly or indirectly merge or consolidate with another entity;

        (g) incur any additional indebtedness for borrowed money (including, without limitation, by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities), other than
    (i) indebtedness incurred in the ordinary course of business, or
    (ii) indebtedness in an amount not to exceed $150,000 in the aggregate;

        (h) other than in the ordinary course of business and consistent with present practice (i) sell, lease or otherwise dispose of any of its assets having a book or market value in excess of $150,000 in the aggregate or that are otherwise material, individually or in the aggregate, to the business, results of operations or financial condition of Target or any of its Subsidiaries, or (ii) enter into, or consent to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

        (i) (i) enter into any new line of business; (ii) change its or any of its Subsidiaries' investment, liability and risk management and other material policies in any material respect; (iii) incur or commit to any capital expenditures, obligations or liabilities in connection therewith, other than capital expenditures, obligations or liabilities that do not exceed $50,000, individually, or $150,000, in the aggregate; (iv) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person; (v) otherwise, except as to the acquisition of materials and supplies, services and activities in the ordinary course of business and consistent with past practices, acquire or agree to acquire any assets for aggregate consideration in excess of $150,000; (vi) except in the ordinary course of business and consistent with past practice, make any investment in any Person; or (vii) enter into any license, technology development or technology transfer agreement with any other Person;

        (j) adopt or amend any plan that is or would be a Target Benefit Plan which results in a material increase in Target's or any of its Subsidiaries' benefits or compensation expense, except as may be required by applicable law to maintain a plan's tax qualified status and except for (i) increases in the ordinary course of business and consistent with past practice, or
    (ii) the creation of obligations of Target which will be fully satisfied prior to the Closing;

        (k) terminate any of its existing insurance policies or modify in any material respect or reduce the coverage thereunder;

        (l) settle or compromise, or agree to settle or compromise, any suit or other litigation matter or matter in an arbitration proceeding for any material amount (after taking into account any insurance proceeds to which Target is entitled) or otherwise on terms which could reasonably be expected to have a Material Adverse Effect on Target; and

       (m) agree or commit to do any of the foregoing.

In the event Target shall request Purchaser to consent in writing to an action otherwise prohibited by this SECTION 6.1, Purchaser shall use all reasonable efforts to respond in a prompt and timely fashion.

    SECTION 6.2  AFFIRMATIVE COVENANTS

    Notwithstanding anything to the contrary contained in SECTION 6.1 hereto, Target shall:

    (a) use its commercially reasonable efforts to perform, and cause each of its Subsidiaries to perform, all of their respective obligations as they become due, cause RPMSC to solicit new specialist stocks in the ordinary course of business, maintain their respective corporate records, keep their respective accounts receivable current, and preserve their respective business organization and properties intact, keep available the services of their respective employees and preserve the goodwill of their respective clients and others with whom business relationships exist; and

    (b) use its commercially reasonable efforts to maintain RPMSC's and RPMCC's registrations in good standing with the SEC, NASD, NYSE, AMEX, CBOE, any regional market on which they conduct business, and with the states where such registration is required under the securities laws of such states.

    SECTION 6.3  ACCESS TO FINANCIAL, OPERATING AND TECHNICAL INFORMATION

    From the date hereof until the Closing, Target will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during normal business hours, upon reasonable notice and without unnecessary disruption of the conduct of Target's business, to the offices, properties, books and records of Target, will furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other technical information as such persons may reasonably request and will instruct Target's employees, counsel and financial advisors to cooperate with Purchaser in its investigation of the business of Target; PROVIDED, HOWEVER, that no investigation pursuant to this SECTION 6.3 shall affect any representation or warranty given by Target to Purchaser hereunder. All requests for information made pursuant to this SECTION 6.3 shall be directed to the Chief Financial Officer of Target or such Person as may be designated by him or her. If requested by Purchaser and at Purchaser's expense up to $100,000, Target will, and will direct its independent accountants to, cooperate in the preparation of an audit of Target's financial statements (other than the audit of Target's financial statements for the year ended April 30, 2001, if necessary) and the inclusion of such financial statements with Purchaser's filings with the SEC, including preparation of pro forma financial statements required for any filings with the SEC and including provision of such records, workpapers, audit reports and consents of Target's bookkeepers and independent accountants as reasonably may be required by Purchaser in connection therewith.

    SECTION 6.4  COMPLIANCE WITH OBLIGATIONS

    Prior to the Closing, each of Target and its Subsidiaries shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its certificate of incorporation and by-laws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it, its properties or its assets.

    SECTION 6.5  ADVICE OF CHANGES

    Target will promptly advise Purchaser in writing of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (b) any written notice or other communication from any Governmental Entity in connection with the Merger;
(c) any actions, suits, claims, investigations or other judicial proceedings commenced or, to the Knowledge of Target, threatened against it which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the Merger; (d) any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event); and (e) any Material Adverse Change in Target, other than changes, occurrences or events affecting the securities industry as a whole. No advice or notice pursuant to this SECTION 6.5 shall be deemed to modify any representation, warranty, covenant, condition or indemnity given by Target to Purchaser hereunder. Failure to give or delay in giving advice or notice under this SECTION 6.5 shall be deemed to be a breach of this Agreement only to the extent Purchaser is actually and materially harmed thereby.

    SECTION 6.6  UPDATING OF SCHEDULES

    Target undertakes to revise and update all Schedules hereto as may be necessary from the date hereof until the Closing Date. No such Schedules provided and revisions made to such Schedules pursuant to this Section shall be deemed to be accepted by Purchaser, cure any breach of any representation or warranty of Target made in this Agreement, or be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless Purchaser specifically agrees thereto in writing or initials such revised or updated Schedule prior to Closing. Notwithstanding the foregoing, if Purchaser waives in writing the condition set forth in SECTION 9.1(a) hereof and the Closing occurs, Purchaser shall thereupon be deemed to have accepted all revisions and updates to the Schedules delivered to Purchaser by Target on or prior to the Closing Date which are attached to the officers' certificate described in SECTION 9.1(a) hereof, and in such event, the representations and warranties contained in Article IV of this Agreement shall be deemed to be amended to the extent provided in such revisions and updates.

                                  ARTICLE VII
                       PRE-CLOSING COVENANTS OF PURCHASER

    SECTION 7.1  NEGATIVE COVENANTS

    Except as set forth on SCHEDULE 7.1 hereto, from the date hereof until the Closing Date, Purchaser and its Subsidiaries shall conduct their respective businesses in the ordinary course in all material respects. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated hereby, without the written consent of Target (which consent shall not be unreasonably withheld), Purchaser shall not:

    (a) (i) pay any dividend or make any other distribution to holders of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock, other than in the ordinary course of business pursuant to an agreement or arrangement with an employee or consultant providing for the repurchase of such employee's or consultant's shares of Purchaser Common Stock upon the termination of his employment with Purchaser or one of its Subsidiaries;

    (b) directly or indirectly merge or consolidate with another entity if, as a result of such merger or consolidation, the holders of Purchaser's voting power immediately prior to such merger or consolidation own less than 50% of the resulting or surviving entity's voting power immediately after such merger or consolidation;

    (c) sell, lease or otherwise dispose of assets as a result of which Purchaser no longer owns a direct or indirect interest in 50% or more of the tangible and intangible assets of Purchaser and its Subsidiaries, taken as a whole;

    (d) authorize, create (by reclassification or otherwise) or issue any class or series of shares of stock that ranks senior to or PARI PASSU with the Purchaser Series A Preferred Stock as to the payment of dividends or other distributions or as to the distribution of assets on liquidation, dissolution or winding up of Purchaser; or

    (e) agree or commit to do any of the foregoing.

    SECTION 7.2  AFFIRMATIVE COVENANTS

    Purchaser shall:

    (a) perform, and cause each of its Subsidiaries to perform, all their respective obligations as they become due, solicit new specialist stocks in the ordinary course of business, maintain their respective corporate records, keep their respective accounts receivable current, and use commercially reasonable efforts to preserve their respective business organizations and properties intact, keep available the services of their respective employees and preserve the goodwill of their respective clients and others with whom they have business relationships; and

    (b) use commercially reasonable efforts to maintain its and its Subsidiaries' respective registrations and good standing with the SEC, NASD, NYSE, AMEX, any regional market on which they conduct business, and with the states where such registration is required under the securities laws of such states.

    SECTION 7.3  COMPLIANCE WITH OBLIGATIONS

    Prior to the Closing, each of Purchaser and its Subsidiaries shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its certificate of incorporation and by-laws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it, its properties or its assets.

    SECTION 7.4  ADVICE OF CHANGES

    Purchaser will promptly advise Target in writing of: (a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (b) any written notice or other communication from any Governmental Entity in connection with the Merger;
(c) any actions, suits, claims, investigations or other judicial proceedings commenced or, to the Knowledge of Purchaser, threatened against it which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the Merger; (d) any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of Purchaser contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event); and (e) any Material Adverse Change in Purchaser, other than changes, occurrences or events affecting the securities industry as a whole. No advice or notice pursuant to this SECTION 7.4 shall be deemed to modify any representation, warranty, covenant, condition or indemnity given by Purchaser to Target hereunder. Failure to give or delay in giving advice or notice under this
SECTION 7.4 shall be deemed a breach of this Agreement only to the extent Target, the Stockholders or the Option Holders are actually and materially harmed thereby.

    SECTION 7.5  UPDATING OF SCHEDULES

    Purchaser undertakes to revise and update all Schedules hereto as may be necessary from the date hereof until the Closing Date. No such Schedules provided and revisions made to such Schedules pursuant to this Section shall be deemed to be accepted by Target, cure any breach of any representation or warranty of Purchaser made in this Agreement, or be considered to constitute or give rise to a waiver by Target of any condition set forth in this Agreement, unless Target specifically agrees thereto in writing or initials such revised or updated Schedule. Notwithstanding the foregoing, if Target waives in writing the condition set forth in SECTION 9.2(a) hereof and the Closing occurs, Target shall thereupon be deemed to have accepted all revisions and updates to the Schedules delivered to Target by Purchaser on or prior to the Closing Date which are attached to the officers' certificate described in SECTION 9.2(a) hereof, and in such event, the representations and warranties contained in Article V of this Agreement shall be deemed to be amended to the extent provided in such revisions and updates.

                                  ARTICLE VIII
                        ADDITIONAL PRE-CLOSING COVENANTS

    SECTION 8.1  TARGET MEETING

    Subject to the terms and conditions contained herein, Target shall submit this Agreement for approval to the Stockholders at a meeting to be duly held for this purpose by Target (the "TARGET MEETING"). Target shall take all action in accordance with applicable federal securities laws, the DGCL and its certificate of incorporation and bylaws necessary to duly convene the Target Meeting. Target shall use its reasonable best efforts, subject to applicable laws, rules and regulations, to convene the Target Meeting as soon as reasonably practicable after the date hereof. Target shall use its reasonable best efforts, subject to applicable laws, rules and regulations, to take all action to solicit the Requisite Stockholder Approval. Notwithstanding any withdrawal, modification or change in the Target board of directors' recommendation to the Stockholders, Target agrees to hold its Target Meeting in accordance with the provisions of this SECTION 8.1. Prior to the Closing Date, Target shall deliver to Purchaser a letter identifying all persons who, at the time of the Target Meeting, were affiliates of Target for purposes of Rule 145 under the Securities Act.

    SECTION 8.2  REGISTRATION STATEMENT ON FORM S-4

    (a) Purchaser shall cause, and Target shall cooperate with Purchaser to cause, to be filed as soon as reasonably practicable after the date hereof with the SEC a Registration Statement on Form S-4 with respect to the offer and issuance of Purchaser Common Stock and Purchaser Series A Preferred Stock in the Merger (the "REGISTRATION STATEMENT"). Each of Purchaser and Target shall use its reasonable best efforts to cause the Registration Statement to comply with applicable law and rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of Purchaser and Target shall promptly furnish to the other all information concerning itself, its stockholders and its affiliates that may be required or reasonably requested in connection with any action contemplated in this SECTION 8.2. If any event relating to Purchaser or Target occurs, or if Purchaser or Target becomes aware of any information, that should be disclosed in an amendment or supplement to the Registration Statement, Purchaser or Target, as applicable, shall inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC, and if appropriate, in mailing such amendment or supplement to the Stockholders. Purchaser will notify Target promptly upon the receipt of any comments from the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or additional information and will supply Target with copies of all correspondence between Purchaser or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Merger. Each of Target and Purchaser and its representatives will cooperate as requested by the other in connection with responding to any such comments or requests.

    (b) Following the execution of this Agreement, Purchaser shall prepare and file with the NYSE listing applications for the listing of securities on NYSE covering the shares of Purchaser Common Stock issuable in the Merger or upon exercise of the Purchaser Options, and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Purchaser Common Stock, subject only to official notice of issuance. Target shall as promptly as practicable furnish Purchaser with all information concerning Target and its Subsidiaries as may be required for inclusion in such listing applications.

    (c) Each of Purchaser and Target agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement or any amendment or supplement to the Registration Statement will, (i) at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC, (ii) at the time the Registration Statement becomes effective under the Securities Act or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. Each of Target and Purchaser further agrees that if it shall become aware prior to the approval of the Merger by the Stockholders of any information that would cause any of the statements made or supplied by such party in the Registration Statement or any amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, to promptly inform the other party thereof and to take the necessary steps to correct such misstatement or omission.

    (d) Purchaser will advise Target, promptly after Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    SECTION 8.3  CONDUCT PRIOR TO CLOSING

    Each of the Parties will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in
ARTICLE IX, as applicable to it, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. Neither Party shall take any action (or fail to take any action) if such action (or failure to act) would, or could reasonably be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in ARTICLE IX not being satisfied.

    SECTION 8.4  NOTICES AND CONSENTS

    Each of the Parties will give any notices to third parties, and use its commercially reasonable efforts to obtain any third party consents, that the other Party reasonably may request in connection with the matters referred to in
SECTION 4.5 above. Each of the Parties promptly will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and Governmental Entities in connection with the matters referred to in SECTION 4.3 above. Without limiting the generality of the foregoing, (i) Purchaser will take all actions that may be necessary, proper, or advisable under federal and state securities laws in connection with the offering and issuance of the Merger Consideration pursuant to this Agreement, and (ii) each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

    SECTION 8.5  FULL ACCESS

    Each of Target and Purchaser will permit representatives of the other to have full access at all reasonable times, and in a manner so as not to unnecessarily interfere with the normal business operations of Purchaser or Target, as the case may be, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Purchaser or Target, as the case may be. The Parties hereby confirm that each of the letter agreements dated October 5, 2000 between Target and Purchaser pertaining to confidentiality shall continue in full force and effect until the Effective Time, or the termination of this Agreement pursuant to ARTICLE XI, and thereafter as provided in said agreements.

    SECTION 8.6  EXCLUSIVITY; NO OTHER OFFERS

    Target shall not, nor shall Target authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Target to, (i) entertain, encourage, solicit or initiate any inquiries or the making of any proposal that may reasonably be expected to lead to any "takeover proposal" or (ii) participate in any discussions or negotiations, or provide third parties with any information, relating to any such inquiry or proposal. Target shall immediately advise Purchaser of any such inquiries or proposals and shall provide Purchaser with the terms of such proposal. As used in this SECTION 8.6, "TAKEOVER PROPOSAL" shall mean any proposal outside the ordinary course of Target's business for a merger or other business combination involving, directly or indirectly, Target or for the acquisition of all or substantially all the equity interests in Target or all or substantially all the assets of Target, other than the transactions contemplated hereby.

    SECTION 8.7  PUBLIC ANNOUNCEMENTS

    Each of Target and Purchaser will consult with the other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, no such press release or public statement shall be issued without the consent of both Target and Purchaser, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

    SECTION 9.1  CONDITIONS TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Purchaser, but only in a writing signed by Purchaser):

    (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target contained in ARTICLE IV that are expressly qualified by reference to materiality shall be true and correct in all respects as so qualified, and the representations and warranties of Target contained in
ARTICLE IV that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks only as of an earlier date). Target shall have provided Purchaser with a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Target, dated as of the Closing Date, certifying compliance with this subsection (a).

    (b) COVENANTS. Target shall have performed and complied with all its covenants contained in ARTICLE VI that are expressly qualified by reference to materiality in all respects as so qualified and with its covenants contained in
ARTICLE VI that are not so qualified in all material respects, in each case on or before the Closing Date, and Target shall have provided Purchaser with a certificate to such effect executed by the Chief Executive Officer and the Chief Financial Officer of Target dated as of the Closing Date.

    (c) REQUISITE STOCKHOLDER APPROVAL. Target shall have obtained the Requisite Stockholder Approval, and such Requisite Stockholder Approval shall not have been withdrawn.

    (d) STOCKHOLDER APPROVAL OF DEFERRED COMPENSATION PLAN. Target shall have obtained the required vote of more than 75% of the voting power of all outstanding stock of the Target approving and adopting the Target Deferred Compensation Plan in the manner required by Section 280(G)(5)(B) of the Code, and such adoption shall not have been withdrawn.

    (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect. There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Federal or state Governmental Entity which makes the consummation of the Merger illegal. No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced (and shall not have been repealed, superceded or otherwise made inapplicable) by any Governmental Entity which prohibits the consummation of the Merger (each Party agreeing to use its commercially reasonable efforts to have any such order or decree lifted).

    (f) NYSE MEMBERSHIPS. Target and its Subsidiaries collectively shall own (through A-B-C agreements) at least 11 NYSE memberships as listed on
SCHEDULE 9.1(f), and LaBranche shall have entered into amended and restated A-B-C agreements, amended and restated lease agreements and use and proceeds agreements with respect to each of the Memberships listed on
SCHEDULE 9.1(f) which, immediately prior to the Closing, are used by employees of RPMSC, and an amended and restated A-B-C agreement with respect to the Membership listed on Schedule 9.1(f) which, immediately prior to the Closing, is used by an employee of RPMCC.

    (g) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in Target since the date of this Agreement, other than changes, occurrences or events affecting the securities industry as a whole.

    (h) OPINION OF COUNSEL. Purchaser shall have received an opinion of Kelley Drye & Warren LLP, counsel to Target, dated the Closing Date, in form and substance reasonably acceptable to Purchaser.

    (i) REGISTRATION RIGHTS AGREEMENT. George E. Robb, Jr. and Robert M. Murphy shall have executed and delivered a registration rights agreement in substantially the form attached as EXHIBIT F hereto (the "REGISTRATION RIGHTS AGREEMENT").

    (j) RPM STOCKHOLDER AGREEMENTS. Each of the Stockholders shall have executed and delivered to Purchaser a stockholder agreement in substantially the form attached as EXHIBIT G hereto (the "RPM STOCKHOLDER AGREEMENT").

    (k) OPTION AMENDMENTS. Each of the Option Holders shall have executed and delivered to Target an Option Amendment.

    (l) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (m) REPAYMENT OF TARGET DEBT. All outstanding indebtedness of Target and its Subsidiaries set forth on SCHEDULE 9.1(m) hereto shall have been repaid by Target and its Subsidiaries, and reasonably satisfactory evidence of such repayment shall have been furnished to Purchaser on or prior to the Closing Date.

    (n) NET LIQUID ASSETS. The Net Liquid Assets of RPMSC, as of the close of business on the Business Day immediately preceding the Closing Date, taking into account all payments contemplated hereby to be made by Target on the Closing Date, shall be at least $65 million, and reasonably satisfactory evidence thereof shall be furnished to Purchaser at the Closing.

    (o) ADJUSTED NET BOOK VALUE. The Adjusted Net Book Value of Target (as estimated pursuant to SECTION 3.1) shall be at least $85 million as of the Closing Date, and reasonably satisfactory evidence thereof (in the form of an update of the statement furnished to Purchaser pursuant to Section 3.1 hereof) shall have been furnished to Purchaser prior to the Closing.

    (p) FIRPTA AFFIDAVIT. Target shall have furnished Purchaser with a certificate dated the Closing Date and sworn under penalty of perjury, to the effect that Target is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    (q) ESCROW AGREEMENT. The Representatives and the Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement.

    (r) SURRENDER OF CERTIFICATES. All Old Certificates shall have been surrendered to Purchaser.

    (s) REPURCHASE OF TARGET PREFERRED STOCK. All issued and outstanding shares of Target Preferred Stock shall have been repurchased prior to the Closing Date, and reasonably satisfactory evidence of such repurchase shall have been furnished to Purchaser on or prior to the Closing Date. There shall be no further liability of Target with respect to the Target Preferred Stock.

    (t) CERTAIN TARGET BENEFIT OBLIGATIONS. Target shall have furnished to Purchaser a certificate executed by the Chief Executive Officer of Target certifying that: (i) Target has fully satisfied all obligations and liabilities under the Target SERPs and terminated the Target SERPs and related trusts prior to the Closing and (ii) Target has adopted the Target Pension Amendment and has provided timely notice of such amendment to affected participants in accordance with Section 204(h) of ERISA.

    (u) DISPOSITION OF REMCO. All of Target's interest in REMCO shall have been distributed to George E. Robb, Jr., and reasonably satisfactory evidence thereof shall have been provided to Purchaser on or prior to the Closing Date.

    (v) CONSENTS. All material written consents, assignments, waivers or authorizations that are required as a result of the Merger for the continuation in full force and effect of any Contracts, set forth on SCHEDULE 4.13 hereto, shall have been obtained without the imposition of material burdensome conditions on Target or any of its Subsidiaries or Purchaser. Such material consents are set forth on SCHEDULE 9.1(v) hereto.

    (w) GOVERNMENTAL AUTHORIZATIONS. There shall have been obtained any and all authorizations, permits, approvals and consents of any Governmental Entity and regulatory authority, including the NYSE, AMEX, CBOE, SEC and NASD and the expiration of the applicable waiting period under the HSR Act, that are necessary so that the consummation of the Merger will be in compliance with applicable laws, including federal and state securities laws, the failure to comply with which would be reasonably likely to have a Material Adverse Effect on Target or Purchaser or would be reasonably likely to adversely affect Target's ability to consummate the transactions contemplated hereby.

    (x) WAIVERS OF APPRAISAL RIGHTS. All the Stockholders shall have waived their rights to an appraisal with respect to their Target Shares under the DGCL.

    (y) INDEMNIFICATION AGREEMENT. Each of the Option Holders shall have executed and delivered to Purchaser an indemnification agreement substantially in the form of EXHIBIT H hereto (the "INDEMNIFICATION AGREEMENT").

    (z) ADDITIONAL CLOSING DOCUMENTS. Target shall have executed and delivered to Purchaser any other documents and instruments as Purchaser may reasonably require in order to effectuate the transactions contemplated by this Agreement.

    (aa) AFFILIATE LETTER. Target shall have delivered to Purchaser the letter referred to in SECTION 8.1 hereof, and each of the persons referred to in such letter shall have executed and delivered to Purchaser a letter substantially in the form of EXHIBIT I hereto (the "AFFILIATE LETTER").

    SECTION 9.2  CONDITIONS TO OBLIGATIONS OF TARGET

    The obligations of Target hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

    (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in ARTICLE V that are expressly qualified by reference to materiality shall be true and correct in all respects as so qualified, and the representations and warranties of Purchaser contained in
ARTICLE V that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks only as of an earlier date). Purchaser shall have provided Target with a certificate executed by its Chief Executive Officer and Chief Financial Officer, dated as of the Closing Date, certifying compliance with this subsection (a).

    (b) COVENANTS. Purchaser shall have performed and complied with all its covenants contained in ARTICLE VII that are expressly qualified by reference to materiality in all respects as so qualified and with all its covenants contained in ARTICLE VII that are not so qualified in all material respects, in each case on or before the Closing Date, and Purchaser shall have provided Target with a certificate to such effect executed by the Chief Executive Officer and Chief Financial Officer of Purchaser, dated as of the Closing Date.

    (c) OPINION OF COUNSEL. Target shall have received an opinion of Fulbright & Jaworski L.L.P., counsel to Purchaser, dated the Closing Date, in form and substance reasonably acceptable to Target.

    (d) REGISTRATION RIGHTS AGREEMENT. Purchaser shall have executed and delivered the Registration Rights Agreement to each of Robert M. Murphy and George E. Robb, Jr.

    (e) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (f) APPOINTMENT OF ROBERT M. MURPHY AS CHIEF EXECUTIVE OFFICER OF LABRANCHE. Robert M. Murphy shall have been appointed as Chief Executive Officer of LaBranche, effective as of the day next succeeding the Closing Date.

    (g) REQUISITE STOCKHOLDER APPROVAL. Target shall have obtained the Requisite Stockholder Approval, and such Requisite Stockholder Approval shall not have been withdrawn.

    (h) APPOINTMENT OF ROBERT M. MURPHY AND GEORGE E. ROBB, JR. AS DIRECTORS OF PURCHASER. Robert M. Murphy and George E. Robb, Jr. shall have been appointed as Class I and Class II directors, respectively, on the Board of Directors of Purchaser, effective as of the day next succeeding the Closing Date.

    (i) ESCROW AGREEMENT. Each of Purchaser and the Escrow Agent shall have executed and delivered to the Representatives the Escrow Agreement.

    (j) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No Injunction preventing the consummation of the Merger shall be in effect. There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any federal or state Governmental Entity which makes the consummation of the Merger illegal. No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or Governmental Entity which prohibits the consummation of the Merger (each Party agreeing to use its commercially reasonable efforts to have any such order or decree lifted).

    (k) GOVERNMENTAL AUTHORIZATIONS. There shall have been obtained any and all authorizations, permits, approvals and consents of any Governmental Entity and regulatory authority, including the NYSE, SEC, NASD, CBOE and AMEX and the expiration of the applicable waiting period under the HSR Act, that are necessary so that the consummation of the Merger will be in compliance with applicable laws, including federal and state securities laws, the failure to comply with which would be reasonably likely to have a Material Adverse Effect on Target or Purchaser or would be reasonably likely to adversely affect Purchaser's ability to consummate the transactions contemplated hereby.

    (l) OPINION OF TAX COUNSEL. Target shall have received a written opinion, dated as of the Closing Date, from Kelley Drye & Warren LLP, tax counsel to the Company, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that Target and Purchaser will each be a "party" to that reorganization within the meaning of Section 368(b) of the Code, it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary representations provided by Target and Purchaser substantially in the form of EXHIBITS J and K.

    (m) FILING OF CERTIFICATE OF DESIGNATION. Purchaser shall have submitted and received notice of acceptance for filing of the Series A Preferred Stock Certificate of Designation with the Secretary of State of the State of Delaware.

    (n) ADDITIONAL CLOSING DOCUMENTS. Purchaser shall have executed and delivered to Target any other documents and instruments as Target may reasonably require in order to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE X
                             POST-CLOSING COVENANTS

    SECTION 10.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    All representations and warranties of Target and Purchaser contained in this Agreement, all representations and warranties of Purchaser and the Stockholders contained in the RPM Stockholder Agreements and all representations and warranties of Purchaser and the Option Holders contained in the Indemnification Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months following the Closing Date and, thereafter, to the extent a claim is made prior to such expiration with respect to any breach of any representation or warranty, until such claim is finally determined or settled. Notwithstanding the foregoing, the representations and warranties contained in SECTION 4.17 shall survive until the expiration of the statute of limitations applicable to claims brought under ERISA, and the representations and warranties contained in SECTION 4.18 shall survive until the expiration of the statute of limitations applicable to the assessment and collection of any Taxes covered by such representations, which statutes of limitations shall not be extended or tolled by Purchaser without the Representatives' prior written approval unless requested to do so by the relevant Governmental Entity in connection with a proceeding relating to claims brought under ERISA or the assessment and collection of Taxes.

    SECTION 10.2  INDEMNITY BY STOCKHOLDERS AND OPTION HOLDERS

    (a) Subject to the limitations of SECTION 10.5, after the Effective Time, the Stockholders and Option Holders shall indemnify, defend and hold harmless Purchaser, its Subsidiaries and their respective officers, directors, employees, agents and representatives (each a "PURCHASER INDEMNIFIED PARTY") from and against and in respect of any and all Liabilities or Losses incurred or suffered by a Purchaser Indemnified Party, arising out of, based upon or resulting from:

        (i) The misrepresentation, breach or inaccuracy of any representations or warranties of Target contained in ARTICLE IV of this Agreement or in any certificate or instrument furnished by or on behalf of Target pursuant hereto; or

        (ii) The failure of Target to completely perform any of its covenants, agreements or other obligations hereunder.

    (b) Subject to the limitations of SECTION 10.5 hereof, after the Effective Time, each of the Stockholders shall indemnify, defend and hold harmless each Purchaser Indemnified Party from and against and in respect of any and all Liabilities or Losses incurred or suffered by such Purchaser Indemnified Party, arising out of, based upon or resulting from the misrepresentation, breach or inaccuracy of any of the representations or warranties of such Stockholder contained in his RPM Stockholder Agreement.

    (c) Subject to the limitations of SECTION 10.5 hereof, after the Effective Time, each of the Option Holders shall indemnify, defend and hold harmless each Purchaser Indemnified Party from and against and in respect of any and all Liabilities or Losses incurred or suffered by such Purchaser Indemnified Party, arising out of, based upon or resulting from the misrepresentation, breach or inaccuracy of any of the representations or warranties of such Option Holder contained in the Indemnification Agreement.

    SECTION 10.3  INDEMNITY BY PURCHASER

    Subject to the limitations of SECTION 10.5 hereof, after the Effective Time, Purchaser shall indemnify, defend and hold harmless the Stockholders and the Option Holders and their respective heirs, assigns and personal representatives (each a "STOCKHOLDER INDEMNIFIED PARTY") from and against and in respect of any and all Liabilities or Losses incurred or suffered by the Stockholder Indemnified Parties, arising out of, based upon or resulting from:

    (a) The misrepresentation, breach or inaccuracy of any of the representations or warranties of Purchaser contained in ARTICLE V of this Agreement, the RPM Stockholder Agreements, the Indemnification Agreement or in any certificate or instrument furnished by or on behalf of Purchaser pursuant hereto or thereto; or

    (b) The failure of Purchaser to completely perform any of its covenants, agreements or other obligations hereunder.

    SECTION 10.4  INDEMNIFICATION FOR TAXES

    (a) The Stockholders' and Option Holders' respective indemnification obligations pursuant to this Agreement shall apply, except to the extent reserves or accruals for Taxes are taken into account in the determination of the Final Adjusted Net Book Value of Target, to any and all Liabilities and Losses for Taxes imposed upon or assessed against Target or any of its Subsidiaries or the assets thereof (i) for all Tax periods ending on or before the Closing Date and the portion ending on the Closing Date of any Tax period that includes (but does not end on) the Closing Date, as determined pursuant to
SECTION 10.4(C) hereof (the "PRE-CLOSING TAX PERIOD") (including, except as otherwise provided herein, any Tax liability arising as a result of the transactions contemplated by this Agreement, but excluding any liability for Taxes arising as a result of any breach by Purchaser of the covenants set forth in SECTION 10.10 hereof), (ii) arising out of, based upon or resulting from any breach or inaccuracy of any representations or warranties contained in
SECTION 4.18(a), (b), (d), (f), (h), (j), (k) and (m) hereof; (iii) by reason of being a successor-in-interest or transferee of another entity; and (iv) with respect to any and all Taxes of any member of an Affiliated Group of which Target or any of its Subsidiaries is or was a member on or prior to the Closing Date, including by reason of the application of Treasury Regulation
Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation; PROVIDED, HOWEVER, that none of the Stockholders or Option Holders shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party from and against any Liabilities or Losses for Taxes imposed upon or assessed against Target or any of its Subsidiaries or the assets thereof arising by reason of any action in respect of a Tax liability for a Tax period ending on or before the Closing Date or a Pre-Closing Tax Period taken or not taken after the Closing Date by Purchaser or any of its Affiliates or any transferee of the Purchaser or any of its Affiliates, except for any action or inaction which is consistent with the Tax Return reporting positions of Purchaser or Target or required by applicable law, the Merger Agreement or in connection with any audit or Tax proceeding in respect of a Tax liability for a Tax period ending on or before the Closing Date or a Pre-Closing Tax Period (a "PURCHASER TAX ACT").

    (b) Purchaser shall indemnify the Stockholders and the Option Holders from
(i) all Liabilities and Losses for Taxes of Target's Subsidiaries for any Tax period ending after the Closing Date, except to the extent such Tax period began before the Closing Date, in which case Purchaser's indemnity obligation shall apply only to that portion of any such Taxes that are not attributable to the Pre-Closing Tax Period, and (ii) all Liabilities and Losses for Taxes attributable to (A) a breach by Purchaser of its obligations and covenants under
SECTION 10.10 hereof or (B) a Purchaser Tax Act.

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    (c) In the case of any Taxes of Target or any of its Subsidiaries that are payable for a Tax period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the portion of such Taxes for the Pre-Closing Tax Period shall equal:

        (i) in the case of real, personal and intangible property Taxes ("PROPERTY TAXES") of Target and its Subsidiaries, the amount of such Taxes for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

        (ii) in the case of Taxes of Target and its Subsidiaries other than Property Taxes, the amount which would be payable if the relevant Tax period ended on the Closing Date.

    SECTION 10.5  LIMITATIONS ON INDEMNITY

    (a) Notwithstanding any other provisions of this Agreement, in no event shall:

        (i) (x) a Purchaser Indemnified Party or a Stockholder Indemnified Party (each, an "INDEMNIFIED PARTY") be entitled to make any claim for indemnification under SECTION 10.2, 10.3 or 10.4 hereof with respect to the inaccuracy, misrepresentation or breach of any representation or warranty contained in this Agreement, an RPM Stockholder Agreement or the Indemnification Agreement after the date on which such representation or warranty ceases to survive pursuant to SECTION 10.1 hereof and (y) a Purchaser Indemnified Party be entitled to make any claim for indemnification under SECTION 10.4 hereof after the date on which the representations and warranties contained in SECTION 4.18 cease to survive under SECTION 10.1;

        (ii) any Purchaser Indemnified Party be entitled to indemnification under SECTION 10.2 or 10.4 hereof until the Liabilities and Losses suffered by all the Purchaser Indemnified Parties and for which indemnification is available thereunder exceed $1,000,000 in the aggregate, whereupon the Purchaser Indemnified Parties shall be entitled to claim indemnification only for Liabilities or Losses in excess of such $1,000,000 threshold for which indemnification is available thereunder, PROVIDED, HOWEVER, that any Liabilities and Losses suffered by a Purchaser Indemnified Party by reason of the breach or inaccuracy of the representation of Target set forth in
    Section 4.16 hereof shall not by subject to the $1,000,000 threshold contained in this SECTION 10.5(a)(ii), and, PROVIDED, FURTHER, that the $1,000,000 threshold contained in this SECTION 10.5(a)(ii) shall be increased by the amount of any refund or credit of Taxes of Target or any of its Subsidiaries in respect of any Tax period ending on or before the Closing Date which Purchaser or any of its Subsidiaries becomes entitled to receive prior to the expiration of the survival periods set forth in
    SECTION 10.1 hereof;

       (iii) any Stockholder Indemnified Party be entitled to indemnification under SECTION 10.3 hereof until the Liabilities and Losses suffered by all the Stockholder Indemnified Parties and for which indemnification is available thereunder exceed $1,000,000 in the aggregate, whereupon the Stockholder Indemnified Parties shall be entitled to claim indemnification only for Liabilities or Losses in excess of such $1,000,000 threshold for which indemnification is available thereunder;

        (iv) the total indemnification liability of all the Stockholders pursuant to this Agreement exceed, in the aggregate, the aggregate liquidation preference of the shares of Purchaser Series A Preferred Stock deposited with the Escrow Agent pursuant to SECTION 3.3 hereof, provided, however, that the limitation contained in this SECTION 10.5(a)(iv) shall not be applicable with respect to any claim for fraud, willful misconduct or intentional misrepresentation or to any claim for a breach of the representation of Target set forth in SECTION 4.16 hereof;

        (v) the total indemnification liability of all the Option Holders pursuant to this Agreement exceed, in the aggregate, an amount equal to the sum of (A) 10% of the sum of (x) the aggregate Closing Value of the shares of Purchaser Common Stock for which the Purchaser Options received by the Option Holders pursuant to SECTION 2.7(e) hereof are exercisable, plus
    (y) the amount of the

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
    benefits payable under the Deferred Compensation Plan (not including interest), plus (B) an amount equal to the product of (x) the aggregate Equity Percentage of the Option Holders and (y) $20,000,000, PROVIDED, HOWEVER, that the limitation contained in this SECTION 10.5(a)(v) shall not be applicable with respect to any claim for fraud, willful misconduct or intentional misrepresentation or any breach of the representation of Target set forth in Section 4.16 hereof; and

        (vi) the total indemnification liability of Purchaser pursuant to this Agreement exceed, in the aggregate, an amount equal to the aggregate amount of the limitations contained in SECTION 10.5(a)(iv) and (v) hereof, provided, however, that the limitation contained in this
    SECTION 10.5(a)(vi) shall not be applicable with respect to any claim for fraud, willful misconduct or intentional misrepresentation.

    (b) If any event or circumstance shall exist which would otherwise entitle either a Purchaser Indemnified Party or a Stockholder Indemnified Party (each, an "INDEMNITEE") to indemnification under SECTION 10.2, 10.3 or 10.4 hereof, no Liability or Loss shall be deemed to have been incurred or sustained by the Indemnitee to the extent of any proceeds recovered or recoverable by such Indemnitee or any of its Affiliates from any third party (including, without limitation, any insurance company) with respect thereto. To the extent any Stockholder, Option Holder or Purchaser makes any indemnification payment hereunder in respect of a Liability or Loss for which the Indemnitee has a right to recover against a third party (including, without limitation, any insurance company), the Stockholders, the Option Holders or Purchaser, as the case may be, shall be subrogated to the right of the Indemnitee to seek and obtain recovery from such third party; PROVIDED, HOWEVER, that if such Stockholder, such Option Holder or Purchaser, as the case may be, shall be prohibited from such subrogation, the Indemnitee shall seek recovery from such third party on such Stockholder's, Option Holder's or Purchaser's behalf and pay such recovery to such Stockholder, such Option Holder or Purchaser, as the case may be.

    (c) In the absence of fraud or willful misconduct, after the Effective Time, the indemnification provisions in SECTIONS 10.2, 10.3 and 10.4 hereof shall be the exclusive remedy of Purchaser, the Stockholders and the Option Holders with respect to the matters to which such indemnification provisions are applicable in accordance with this Agreement, the RPM Stockholder Agreements, the Indemnification Agreement and the other agreements and documents executed pursuant hereto or in connection herewith.

    (d) The amount of any Liability or Loss for which indemnification is provided under this ARTICLE X shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Liability or Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment under this ARTICLE X or the incurrence or payment of any indemnified Liability or Loss. Any indemnity payment under this ARTICLE X shall be treated as an adjustment to the Merger Consideration for Tax purposes unless a final determination, within the meaning of Section 1313(a) of the Code (which shall include the execution of a Form 870-AD or successor form), with respect to the Indemnitee causes any such payment not to be treated as an adjustment to the Merger Consideration for Tax purposes.

    (e) The indemnification obligation of each Stockholder with respect to any Liability or Loss under SECTION 10.2(a) or 10.4 hereof shall equal such Stockholder's pro rata share of such Liability or Loss, based on such Stockholder's Equity Percentage. Each Stockholder shall be solely liable for any indemnification obligation under SECTION 10.2(b) hereof with respect to any breach of such Stockholder's representations and warranties contained in his RPM Stockholder Agreement. For

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
purposes of satisfying any indemnity claim out of the shares of Purchaser Series A Preferred Stock deposited with the Escrow Agent pursuant to
SECTION 3.3 hereof, such shares shall be valued as provided in the Escrow Agreement.

    (f) The indemnification obligation of each Option Holder with respect to any Liability or Loss under SECTION 10.2(a) or 10.4 hereof shall equal such Option Holder's pro rata share of such Liability or Loss, based on such Option Holder's Equity Percentage. Each Option Holder shall be solely liable for any indemnification obligation under SECTION 10.2(c) hereof with respect to any breach of such Option Holder's representations and warranties contained in the Indemnification Agreement.

    (g) Except as provided in SECTION 10.5(h) hereof, the Stockholders' indemnification obligations in respect of Liabilities or Losses described in SECTIONS 10.2(a) and 10.4 hereof shall be satisfied solely out of the shares of Purchaser Series A Preferred Stock deposited with the Escrow Agent pursuant to
SECTION 3.3 hereof, and each Stockholder's indemnification obligation in respect of Liabilities and Losses described in SECTION 10.2(b) hereof shall be satisfied solely out of the shares of Purchaser Series A Preferred Stock deposited with the Escrow Agent pursuant to SECTION 3.3 hereof and credited to such Stockholder's Stockholder Account (as defined in the Escrow Agreement). The Option Holders' indemnification obligations in respect of Liabilities and Losses described in SECTIONS 10.2(a) and 10.4 hereof shall be satisfied solely by reduction of the aggregate amount payable to the Option Holders pursuant to the Deferred Compensation Plan in the manner provided in the Indemnification Agreement, and each Option Holder's indemnification obligation in respect of Losses and Liabilities described in SECTION 10.2(c) hereof shall be satisfied solely out of the amount payable to such Option Holder pursuant to the Deferred Compensation Plan.

    (h) If, following the Termination Date (as defined in the Escrow Agreement), the Escrow Agent shall distribute shares of Purchaser Series A Preferred Stock (the "DISTRIBUTED ESCROW SHARES") to the Persons entitled to receive such distributions in accordance with the terms of the Escrow Agreement (the "ESCROW DISTRIBUTEES"), then the Purchaser Indemnified Parties may thereafter assert claims against the Escrow Distributees for Losses and Liabilities (1) under
SECTION 10.2(a)(i) hereof, based upon or resulting from any misrepresentation, breach or inaccuracy of any representation or warranty contained in
SECTION 4.17 or 4.18 of this Agreement, or (2) under SECTION 10.4 hereof, in each case to the extent that such Purchaser Indemnified Parties would otherwise be entitled to assert such claims against the Stockholders under the provisions of SECTIONS 10.2(a) and 10.4 hereof, subject to the limitations set forth in this SECTION 10.5 ("POST-ESCROW TERMINATION CLAIMS"); PROVIDED that the recourse of such Purchaser Indemnified Parties in respect of Post-Escrow Termination Claims shall be limited solely to (A) recovery from the respective Escrow Distributees of the Distributed Escrow Shares received by them, but only to the extent that such Distributed Escrow Shares shall remain in the hands of the Escrow Distributees (or, in the case of the death or incapacity of any Escrow Distributee, in the hands of such Escrow Distributee's heirs, assigns or legal representatives), or (B) recovery from any Escrow Distributee (or, in the case of the death or incapacity or such Escrow Distributee, from such Escrow Distributee's heirs, assigns or legal representatives) who shall have sold or otherwise disposed of any Distributed Escrow Shares, of the cash or other proceeds of such sale or disposition. For the purposes of this subsection (h),
(i) the value of any Distributed Escrow Shares shall be as provided in the Escrow Agreement; (ii) any securities distributable in exchange for any of the Distributed Escrow Shares by reason of stock splits or recapitalizations shall be treated as additional Distributed Escrow Shares subject to the provisions of this subsection (h); (iii) any securities, cash or other property distributable with respect to any Distributed Escrow Shares by reason of cash dividends, stock dividends, liquidations, mergers, consolidations, spin-offs, split-offs or similar transactions shall not be treated as Distributed Escrow Shares subject to the provisions hereof or be otherwise recoverable by any Purchaser Indemnified Party; and (iv) in the event that Purchaser repurchases any Distributed Escrow Shares for cash, such cash shall not be treated as proceeds of Distributed Escrow Shares subject to the provisions of this subsection (h). Except as expressly provided in this SECTION 10.5(h), the

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Purchaser Indemnified Parties shall have no right to recover any amounts in respect of Post-Escrow Termination Claims against the assets, income or property of the Escrow Distributees or any other Persons.

    SECTION 10.6  NOTICE AND DEFENSE OF CLAIMS

    An Indemnitee shall give notice to the Representatives (on behalf of the Stockholders and Option Holders) or Purchaser, as the case may be, promptly after the Indemnitee has actual knowledge of any claim as to which indemnity may be sought, PROVIDED that the failure of the Indemnitee to give notice as provided herein shall not relieve the Stockholders, the Option Holders or Purchaser, as the case may be, of their respective indemnification obligations under this Agreement, except and only to the extent the Stockholders', the Option Holders' or Purchaser's ability to defend against, mitigate or diminish the amount of such claim is materially prejudiced by such failure. The Representatives (on behalf of the Stockholders and Option Holders) or Purchaser, as the case may be, shall have the right to assume the defense of any third party claim for which indemnification is sought or any litigation resulting therefrom, PROVIDED that the Indemnitee shall have the right to employ separate counsel (including local counsel) to participate in the defense of any such third party claim or litigation to which such Indemnitee is a party, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Representatives or Purchaser, as the case may be, in connection with the defense of such action, (ii) the Representatives or Purchaser, as the case may be, shall not have employed counsel satisfactory to the Indemnitee to take charge of the defense of such action within a reasonable time after notice of the institution of such action, (iii) the Indemnitee shall have reasonably concluded that there may be material defenses available to it that are different from or additional to those available to the Representatives (on behalf of the Stockholders and the Option Holders) or Purchaser, as the case may be, or
(iv) the use of counsel chosen by the Representatives or Purchaser, as the case may be, to represent the Indemnitee would present such counsel with a conflict of interest (in which case the Representatives or Purchaser, as the case may be, shall not have the right to direct the defense of such action on behalf of the Indemnitee), in any of which events the reasonable fees and expenses of such counsel shall be borne by the Stockholders and the Option Holders or Purchaser, as the case may be, as Losses and Liabilities subject to indemnification hereunder. The Indemnitee agrees to cooperate with the Representatives or Purchaser, as the case may be, and their counsel at the Stockholders' and the Option Holders' or Purchaser's, as the case may be, expense and shall furnish such information regarding itself or the claim in question as the Representatives or Purchaser, as the case may be, may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

    SECTION 10.7  TAX MATTERS

    (a) TRANSFER TAXES. All recordation, sales, use, stamp, filing, transfer, documentary or similar fees or Taxes and related costs and fees relating to the transactions contemplated by this Agreement shall be borne by Purchaser.

    (b) PREPARATION OF TAX RETURNS; PAYMENT OF TAXES. Target shall file all Tax Returns required to be filed by it or any of its Subsidiaries on or prior to the Closing Date and such Tax Returns shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable law. Target shall provide Purchaser with copies of such Tax Returns at least ten (10) Business Days prior to the filing date. Purchaser shall be responsible for filing or causing to be filed all Tax Returns required to be filed by or on behalf of Target after the Closing Date. The Representatives shall be given the opportunity to review and comment on any such Tax Returns that include any Pre-Closing Tax Period prior to their completion and Purchaser shall make any changes to such Tax Returns reasonably requested by the Representatives. To the extent any Taxes shown to be due on such Tax Returns are

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
indemnifiable by the Stockholders and the Option Holders pursuant to this Agreement, such Tax Returns shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable law.

    (c) COOPERATION. The Representatives and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Tax periods relating to Taxes. Purchaser shall
(i) retain and maintain such records relating to any Pre-Closing Tax Periods until the later of (x) the expiration of the applicable statute of limitations of the relevant Tax period or (y) eight years following the due date of the Tax Returns relating to the relevant Tax period, and (ii) allow the Representatives, at mutually acceptable times and dates, to inspect, review and make copies of such records from time to time, such activities to be conducted during normal business hours.

    (d) AUDITS. Purchaser and the Representatives shall promptly notify each other in writing of any notice of which they become aware of any Tax audits of, or assessments against, Target or any of its Subsidiaries for any Tax periods of Target or any of its Subsidiaries beginning on or before the Closing Date. The failure of notice of any such audit or assessment shall not relieve any Party of its indemnification obligations under this Agreement except to the extent any such failure actually prejudices the defense of any Tax claim. The Representatives may, at the sole expense of the Stockholders and the Option Holders, control the conduct of any audit or proceeding that may be the subject of indemnification under SECTION 10.4 at such time and on such terms as they shall deem appropriate or assume the entire defense thereof; PROVIDED, HOWEVER, that Purchaser shall have the right, at its own expense, to consult with the Representatives regarding any such audit or proceeding that may affect Purchaser or any of its Subsidiaries for any period after the Closing Date and PROVIDED FURTHER, that the Representatives shall in no event take any position in such settlement or defense that subjects Purchaser or any of its Affiliates to any civil fraud or any civil or criminal penalty without the prior written consent of Purchaser, and PROVIDED FURTHER, that the Representatives and Purchaser, at their own expense, shall jointly control any audits or proceedings with respect to Straddle Periods. Notwithstanding the foregoing, the Representatives shall not settle, without the prior written consent of Purchaser, which prior written consent shall not be unreasonably withheld, any Tax claim involving a change in the treatment of any item which would materially affect the Tax liability of Purchaser or any of its Affiliates for a period subsequent to the Closing Date unless the Tax claim relates to a past practice that has been finally determined to be incorrect by the applicable taxing authority and the treatment under the proposed settlement is expressly required by applicable tax laws (or judicial or administrative interpretations thereof). Purchaser and its Affiliates shall have the sole right to represent Target's Subsidiaries' interests in any Tax proceeding relating to a Tax period beginning after the Closing Date. For the avoidance of doubt, it is understood and agreed that costs that are at the expense of Purchaser for purposes of this SECTION 10.7(d) shall not be deemed to be a Liability or Loss for purposes of this ARTICLE X.

    (e) TAX REPORTING. Purchaser shall report the Merger as a "reorganization" under Section 368(a) of the Code for federal income tax purposes.

    SECTION 10.8  EMPLOYEE BENEFIT MATTERS

    (a) Promptly after the Closing, Purchaser shall take such steps as are necessary to terminate the Target Pension Plan, the Target Profit Sharing Plan and the Robb Peck McCooey 401(k) Plan. The trusts maintained as art of the Target Pension Plan, the Target Profit Sharing Plan and the Robb Peck McCooey 401(k) Plan shall continue to be maintained until the final satisfaction of the respective plan liabilities to participants and beneficiaries, which will be completed promptly after the issuance by the IRS of favorable determination letters with respect to the plan terminations and, with respect to the

Target Pension Plan, consent to such termination by PBGC. Prior to the Closing, Target shall use its reasonable best efforts to commence the termination process for such plans, including the preparation and adoption of all necessary plan amendments (other than with respect to the Robb Peck McCooey 401(k) Plan) and commencing the preparation of all filings and notices. To the extent permitted by applicable law, Purchaser may eliminate ancillary life insurance coverage under the Target Pension Plan.

    (b) Purchaser shall provide the individuals who are actively employed by Target immediately prior to the Closing and who continue in active employment with Purchaser or any of its Subsidiaries after the Closing (the "CONTINUING EMPLOYEES") with base compensation and employee benefits during the period of such continued employment that are, in the aggregate, not less favorable than the base compensation and employee benefits provided to similarly situated employees of Purchaser or such Subsidiary, as the case may be. To the extent service is relevant for eligibility and vesting under Purchaser's or any of its Subsidiaries' employee benefit or welfare plans, Continuing Employees shall be given eligibility and vesting credit (but not credit for benefit accrual purposes) for all service with Target or any of its Subsidiaries, PROVIDED that such credit does not result in the duplication of benefits with respect to the same period of service. With respect to each "group health plan" (as defined in Section 5000(b)(1) of the Code) of Purchaser or any of its Subsidiaries in which Continuing Employees are eligible to participate, Purchaser or such Subsidiary, as the case may be, shall: (i) cause there to be waived any pre-existing condition or eligibility limitations (to the extent such conditions and limitations do not apply immediately prior to the Closing under the comparable Target Benefit Plan), and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations applicable to Continuing Employees during the plan year in which the Closing occurs, to claims incurred and amounts paid by Continuing Employees under the comparable plan maintained by Target during the plan year in which the Closing occurs. This SECTION 10.8 shall not be deemed to create any contract between Purchaser or any of its Subsidiaries and any employee of Target or its Subsidiaries which interferes with Purchaser's and each of its Subsidiaries right to terminate the employment of any such individual at any time.

    (c) Unless otherwise determined by Purchaser on or prior to the Closing Date, the individuals whose names are set forth on SCHEDULE 10.8(c) hereto shall become managing directors of LaBranche with an annual base salary of $250,000 and shall be eligible to participate in the Annual Incentive Plan of Purchaser.

    SECTION 10.9  FORM S-8 REGISTRATION

    Purchaser shall use its reasonable best efforts to file and effect with the SEC within ten (10) Business Days after the Closing Date a registration statement on Form S-8 with respect to the shares of Purchaser Common Stock covered by the Purchaser Options.

    SECTION 10.10  BUSINESS CONTINUITY

    Purchaser shall (a) continue at least one significant historic business line of Target, or use at least a significant portion of Target's historic business assets in a business, in each case within the meaning of Treasury Regulation
Section 1.368-1(d), and (b) not take or fail to take any action which would otherwise prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

    SECTION 10.11  INSURANCE AND INDEMNIFICATION

    (a) Purchaser will provide each individual who served as a director or officer of Target or any of its Subsidiaries at any time prior to the Effective Time with liability insurance for a period of six (6) years after the Effective Time no less favorable in coverage and amount than any applicable insurance of Purchaser in effect as of the Effective Time, PROVIDED, HOWEVER, that if Purchaser's existing liability insurance expires, or is terminated or canceled by the insurance carrier during such six year period, Purchaser will use its best efforts to obtain as much liability insurance (no less favorable in coverage) as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date hereof.

    (b) From and after the Effective Time, Purchaser will indemnify each individual who served as a director or officer of Target or any of its Subsidiaries at any time prior to the Effective Time from and against any and all Liabilities and Losses resulting from, based on, arising out of, or relating to the fact that such individual is or was a director or officer of Target or any of its Subsidiaries, to the extent that any such Loss or Liability pertains to any matter or fact arising out of any act or omission prior to or at the Effective Time (excluding this Agreement or any of the transactions contemplated herein), to the fullest extent such individual would have been indemnified as a director or officer of Target or any of its Subsidiaries prior to the Effective Time and as then permitted under applicable law, PROVIDED, HOWEVER, that nothing contained in this SECTION 10.11 shall in any manner be deemed to affect the indemnification obligations thereunder of any party to an RPM Stockholder Agreement.

    SECTION 10.12  NET LIQUID ASSETS

    Notwithstanding any provision in this Agreement to the contrary, in the event of RPMSC's violation of its NYSE minimum Net Liquid Assets requirement solely by reason of any of the payments by Target contemplated by
SECTION 9.1(m), (s) and (t) on or prior to the Closing Date, such violation shall not be deemed a breach or default of any of Target's representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE XI
                            TERMINATION OF AGREEMENT

    SECTION 11.1  TERMINATION

    This Agreement may be terminated as provided below:

    (a) by mutual written consent of Target and Purchaser;

    (b) by Purchaser, if it is not is in material breach of its obligations under this Agreement, and if (i) there has been a material breach by Target of any of its representations, warranties and covenants hereunder such that
SECTION 9.1(a) or SECTION 9.1(b) will not be satisfied or (ii) if the Closing shall not have occurred on or before June 30, 2001, by reason of the failure of any condition precedent under SECTION 9.1 hereof (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement), and, in case (i), such breach has not been cured within fifteen (15) days after notice to Target;

    (c) by Target, if it is not in material breach of its obligations under this Agreement and if (i) there has been a material breach by Purchaser of any of its representations, warranties and covenants hereunder such that SECTION 9.2(a) or
SECTION 9.2(b) will not be satisfied, or (ii) if the Closing shall not have occurred on or before June 30, 2001, by reason of the failure of any condition precedent under SECTION 9.2 hereof (unless the failure results primarily from Target breaching any representation, warranty or covenant contained in this Agreement), and, in case (i), such breach has not been cured within fifteen
(15) days after notice to Purchaser;

    (d) by Purchaser if (i) the conditions to Closing set forth in SECTIONS 9.2(e), (j) and (k) shall have been satisfied, (ii) this Agreement shall not have been terminated by Purchaser or Target pursuant to any subsection of this
SECTION 11.1 other than this subsection (d), (iii) the Requisite Stockholder Approval shall not have been obtained within twenty-five (25) calendar days after the date on which the Registration Statement shall have been declared effective by the SEC and a sufficient number of

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
copies of the final prospectus contained therein shall have been delivered by Purchaser to Target to provide for the distribution thereof to all of the Stockholders; provided that such 25-calendar day period shall be extended to up to 25 Business Days to the extent necessary to comply with applicable law, rules or regulations, and (iv) such failure to obtain the Requisite Stockholder Approval shall be solely the result of (A) a failure by Target to hold the Target Meeting or to solicit the written consent of the Stockholders in favor of the Merger, in either case at or prior to the end of the period referred to in clause (iii) above (unless such failure results solely from any action or inaction on the part of Purchaser), or (B) the failure or refusal by Stockholders holding in the aggregate a majority of the Target Shares outstanding on the applicable record date to approve the Merger and approve and adopt the Merger Agreement at the Target Meeting or to execute a written consent of Stockholders approving the Merger and approving and adopting the Merger Agreement;

    (e) by Target, by giving written notice to Purchaser prior to the Closing if the volume-weighted average sales price of Purchaser Common Stock during any five (5) consecutive trading days prior to the Closing, as reported by Bloomberg Information Systems, Inc., is less than $15.00 per share; and

    (f) by Purchaser, by giving written notice to Target prior to the Closing if the volume-weighted average sales price of Purchaser Common Stock during any twenty (20) consecutive trading days prior to the Closing, as reported by Bloomberg Information Systems, Inc., is greater than $38.00 per share.

    SECTION 11.2  EFFECT OF TERMINATION

    In the event of the termination of this Agreement pursuant to SECTION 11.1 hereof, this Agreement shall forthwith become void, PROVIDED, HOWEVER, that no termination of this Agreement shall relieve either Party from liability resulting from a willful material breach by such Party of any of its representations, warranties, covenants or agreements set forth herein.

    SECTION 11.3  TERMINATION FEE PAYMENTS

    Notwithstanding the provisions of SECTION 11.2 hereof, in the event this Agreement is terminated by Purchaser pursuant to SECTION 11.1(d) hereof, Target shall pay to Purchaser (or to any Subsidiary of Purchaser designated in writing by Purchaser to Target) the amount of $10,000,000 (the "TARGET TERMINATION FEE"). Payment of the Target Termination Fee shall be made by wire transfer of immediately available funds on the second Business Day after such termination.

                                  ARTICLE XII
                                 MISCELLANEOUS

    SECTION 12.1  ASSIGNMENT: SUCCESSORS AND ASSIGNS

    The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the Parties. This Agreement shall not be assignable by either Party without the prior written consent of the other Party.

    SECTION 12.2  NOTICES

    All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by nationally recognized overnight courier, by fax or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

    (a) If to Target before the Closing, at:

           ROBB PECK McCOOEY Financial Services, Inc.
           20 Broad Street, 6th floor
           New York, New York 10005
           Attn: Robert M. Murphy
           Fax: (212) 607-6198

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
    with a copy to:

           Kelley Drye & Warren LLP
           Two Stamford Plaza
           281 Tresser Boulevard
           Stamford, CT 06901-3229
           Attn: Paul F. McCurdy, Esq.
           Fax: (203) 327-2669

           and

           Clifford Chance Rogers & Wells LLP
           200 Park Avenue
           New York, NY 10166
           Attn: Bonnie A. Barsamian, Esq.
           Fax: (212) 878-8375

    (b) If to the Stockholders or the Option Holders after the Closing, to the Representatives at:

           c/o Robert M. Murphy
           LaBranche & Co. LLC
           One Exchange Plaza
           New York, NY 10006
           Fax: (212) 344-1469

           and

           c/o George E. Robb, Jr.
           LaBranche & Co. LLC
           One Exchange Plaza
           New York, NY 10006
           Fax: (212) 344-1469

    with a copy to:

           Kelley Drye & Warren LLP
           Two Stamford Plaza
           281 Tresser Boulevard
           Stamford, CT 06901-3229
           Attn: Paul F. McCurdy, Esq.
           Fax: (203) 327-2669

           and

           Clifford Chance Rogers & Wells LLP
           200 Park Avenue
           New York, New York 10166
           Attn: Bonnie A. Barsamian, Esq.
           Fax: (212) 878-8375

    (c) If to Purchaser, at:

           One Exchange Plaza, 25th Floor
           New York, New York 10006
           Attention: Mr. Michael LaBranche
           Fax: (212) 344-1469

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
    with a copy to:

           Fulbright & Jaworski L.L.P.
           666 Fifth Avenue, 31st Floor
           New York, New York 10103
           Attention: Jeffrey M. Marks, Esq.
           Fax: (212) 318-3400

(Or at such other address or addresses as may have been furnished in writing by notice given pursuant to this SECTION 12.2).

    Notices provided in accordance with this SECTION 12.2 shall be deemed delivered upon personal delivery, receipt by telecopy, fax or nationally recognized overnight courier, or 48 hours after deposit in the mail in accordance with the above.

    SECTION 12.3  ENTIRE AGREEMENT

    This Agreement, together with the instruments and other documents contemplated to be executed and delivered in connection herewith, and the confidentiality agreements described in SECTION 8.3 hereof, contain the entire agreement and understanding of the Parties hereto, and supersede any prior agreements or understandings between or among them, with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated October 10, 2000 between Target and Purchaser.

    SECTION 12.4  AMENDMENTS AND WAIVERS

    This Agreement may not be amended or waived (either generally or in a particular instance and either retroactively or prospectively) except by a written instrument signed by both Purchaser and Target, prior to the Closing, and by Purchaser and the Representatives after the Closing; PROVIDED, HOWEVER, that any amendment effected subsequent to Requisite Stockholder Approval will be subject to the restrictions contained in the DGCL, to the extent applicable. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

    SECTION 12.5  ARBITRATION

    Except as expressly provided herein, any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, shall be heard and resolved by a court of the State of New York or the Federal courts of the United States of America located in the State of New York, in each case in the borough of Manhattan (the "CHOSEN COURTS"). The Parties hereby irrevocably submit to the exclusive jurisdiction of the Chosen Courts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant the Chosen Courts exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in such manner as may be permitted by law shall be valid and sufficient service thereof. Notwithstanding the foregoing, however, if required by the NYSE, any controversy, dispute or claim shall be settled by arbitration in New York, New York, in accordance with the rules of the NYSE, and any decision or judgment rendered in any such arbitration shall be final and binding on the Parties. In any court proceeding or arbitration, each Party shall pay its own expenses and, in the case of arbitration, the costs and forum fees of the arbitration proceeding shall be divided equally between the Parties.

    SECTION 12.6  THIRD PARTY BENEFICIARIES

    Nothing in this Agreement is intended to, or shall be construed so as to create any third party beneficiary to this Agreement or otherwise confer any rights upon any Person that is not a Party; PROVIDED, HOWEVER, that after the Effective Time, (a) the provisions of ARTICLE II above concerning payment of the Merger Consideration and the conversion of Target Options are intended for the benefit of the Stockholders and the Option Holders, respectively, (b) the provisions in SECTION 10.3 hereof concerning indemnification are intended for the benefit of the Persons specified therein, (c) the provisions of
SECTION 10.11 hereof concerning insurance and indemnification are intended for the benefit of the Persons specified therein and their respective legal representatives, (d) the provisions of SECTION 2.8 hereof concerning the Retention Bonus Pool are intended for the benefit of the Persons specified therein, and (e) the provisions of SECTION 2.9 hereof concerning the Deferred Compensation Plan are intended for the benefit of the Persons eligible to participate in the Deferred Compensation Plan.

    SECTION 12.7  COUNTERPARTS

    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    SECTION 12.8  GOVERNING LAW

    This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws provisions.

    SECTION 12.9  EXPENSES

    Except as otherwise provided in this Agreement, each of the Parties will bear its own costs and expenses (including any legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as an instrument of the date first above written.

                                LABRANCHE & CO INC.

                                By:   /s/ GEORGE M.L. LABRANCHE, IV
                                      ---------------------------------------
                                Name:     George M.L. LaBranche, IV

                                Title: CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                       AND PRESIDENT


                                ROBB PECK MCCOOEY FINANCIAL SERVICES, INC.

                                By:   /s/ GEORGE E. ROBB, JR.
                                      ---------------------------------------
                                Name:     George E. Robb, Jr.

                                Title: PRESIDENT



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